UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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INSIGHT ENTERPRISES, INC.
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Notice of 2023 Annual Meeting of Stockholders
and
Proxy Statement

In my first year as CEO, we have been focusing on transforming our business to become the leading solutions integrator. We are making progress on this ambition by delivering differentiated value for our clients, improving and scaling our solution offerings, and enhancing our technical expertise in the areas where we excel.

In 2022, we achieved record results for net sales, gross profit, gross margin, Adjusted earnings from operations and Adjusted diluted earnings per share. And we ended the year with positive cash flow from operations of $98 million.
▪ Net sales increased 11% to $10.4 billion.
▪ Gross profit increased 13% to $1.6 billion.
▪ Gross margin expanded 40 basis points to 15.7%.
▪ Earnings from operations increased 25% to $414 million and non-GAAP Adjusted* earnings from operations increased 29% to $467 million.
▪ Diluted earnings per share increased 29% to $7.66 and non-GAAP Adjusted* diluted earnings per share increased 28% to $9.11.

Our results position us well to progress toward our long-term growth and profitability targets, and all of this propels us toward our ambition to becoming the leading solutions integrator, defining a new category in our industry.

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure and a discussion of why we believe these non-GAAP measures are useful.

Dear Fellow Stockholder,
On behalf of our Board of Directors, I’m pleased to invite you to Insight’s 2023 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 17, 2023, at 10:00 a.m. MST, at our global headquarters located at 2701 E. Insight Way, Chandler, Arizona 85286. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.
For Insight, 2022 was a year of record financial performance and strategic progress, as we continued to improve profitability and make significant strategic investments for the future.
For more information on Insight and to take advantage of the many stockholder resources and tools available, we encourage you to visit our Investor Relations website at http://investor.insight.com.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented at the meeting.
Thank you for your trust in Insight and your investment in our business.

Joyce A. Mullen
President and Chief Executive Officer
April 4, 2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When:	Where:

Wednesday, May 17, 2023	Insight Enterprises, Inc.
10:00 a.m. MST	2701 E. Insight Way
Chandler, Arizona 85286
We are pleased to invite you to the Insight Enterprises, Inc. 2023 Annual Meeting of Stockholders (the “Annual Meeting”).
Items of Business:
1.To elect ten directors for a term expiring at the 2024 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified);
2.To approve, on an advisory basis, named executive officer compensation;
3.To vote, on an advisory basis, on the frequency of future advisory votes to approve named executive officer compensation;
4.To approve the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan;
5.To ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and
6.To consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the meeting.
Record Date:
Holders of our common stock at the close of business on March 29, 2023, are entitled to notice of, and to vote at, the Annual Meeting.
How to Vote:
Your vote is important to us.  Please see “Voting Information” on page 1 for instructions on how to vote your shares.
These proxy materials are first being distributed on or about April 12, 2023.

April 4, 2023	By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 17, 2023:  The proxy materials relating to our 2023 Annual Meeting (notice, proxy statement, proxy card and annual report) are available at www.proxypush.com/nsit.

PROXY STATEMENT TABLE OF CONTENTS

VOTING INFORMATION

Who is Eligible to Vote
You are entitled to vote at the Annual Meeting if you were a stockholder of Insight Enterprises, Inc. (the “Company” or “Insight”) as of the close of business on March 29, 2023, the record date for the Annual Meeting.

Participate in the Future of Insight – Vote Today
Please cast your vote as soon as possible on all the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 20	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 33	FOR
Proposal 3	Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation	Page 34	FOR one year
Proposal 4	Approval of Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan	Page 76	FOR
Proposal 5	Ratification of Independent Registered Public Accounting Firm	Page 81	FOR

Voting in Advance of the Annual Meeting
Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

INTERNET / MOBILE	PHONE	MAIL

Visit 24/7: www.proxypush.com/nsit Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 16, 2023.	Dial toll free 24/7: 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 16, 2023.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Voting at the Annual Meeting
You may vote in person at the Annual Meeting, which will be held on Wednesday, May 17, 2023, at 10:00 a.m. MST, at the Insight global headquarters, 2701 E. Insight Way, Chandler, Arizona 85286. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a legal proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions
We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on page 85 of this proxy statement.

PROXY SUMMARY
This summary highlights information contained elsewhere. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement and our Annual Report for the year ended December 31, 2022, before voting at the Annual Meeting. Measures used in this proxy statement that are not based on U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to the most directly comparable GAAP measure in Appendix A.
Business Overview
Today, every business is a technology business. We help our clients accelerate their digital journey to modernize their businesses and maximize the value of technology. We serve these clients in North America; Europe, the Middle East and Africa (“EMEA”); and Asia-Pacific (“APAC”). As a Fortune 500-ranked solutions integrator, we enable secure, end-to-end digital transformation and meet the needs of our clients through a comprehensive portfolio of solutions, far-reaching partnerships and 34 years of broad IT expertise. We amplify our solutions and services with global scale, local expertise and our e-commerce experience, enabling our clients to realize their digital ambitions at every opportunity.

Building upon the strong foundation of our traditional technology business, we bring innovative and scalable solutions — a combination of hardware, software and services — that accelerate transformation and produce meaningful results for our clients. Our strategy is focused on captivating clients, selling solutions, delivering differentiation, and championing our culture.

Captivating our clients is our top priority, and is critical to becoming the partner our clients cannot live without. We do this by delivering exceptional value for their digital transformation needs. We help our clients make the complex simple and look beyond the problems they are facing today to drive outcomes that energize future success.

We help clients modernize their businesses by offering them solutions that maximize the value of technology and enable secure, end-to-end transformation solutions and services. We are transforming our sales capabilities and aligning our incentives to focus on our solutions portfolio and streamlining our account coverage to match skills with client needs and their propensity to buy services.

We also deliver differentiation through our solutions capabilities, exceptional technical talent and a compelling portfolio built on over 34 years of broad IT experience. Combined with thoughtful strategic acquisitions, differentiated expertise and deep partner relationships, we deliver an excellent client experience driving faster outcomes. Our simple and strong portfolio of offerings and our robust roster of technical experts and industry leaders help us deliver client value efficiently and with the accountability our clients expect.

Insight’s strong culture is a driver for growth for us. We are purpose-driven and values-led and are focused on delivering an exceptional client experience. We are building on this foundation, developing a culture of high performance, and continuing to push forward our culture of diversity and inclusion.

We differentiate through comprehensive areas of solutions expertise to meet market demand and deliver meaningful client outcomes at scale. We tend to quickly adapt to new technology trends in innovation, investing internally as well as through mergers and acquisitions, to advance our technical capabilities. These areas of expertise, when combined and enhanced with our services, are how we drive digital transformation for our clients and are pivotal to our strategy of becoming the leading solutions integrator.

We are organized in three geographic operating segments:

Operating Segment	Geography	Percent of 2022 Consolidated Net Sales
North America	United States and Canada	81%
EMEA	Europe, Middle East and Africa	17%
APAC	Asia-Pacific	2%

2022 Business Highlights
In 2022, our global team delivered record results including a seventh consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth. The Company focused on improving our product mix with the continuous expansion of our higher margin services offerings and through strategic acquisitions. We believe investments we have made in our solution areas of expertise over the last several years, as well as the investments in our sales and technical talent, have positioned us well to execute on our business goals and serve our clients’ needs. For the full year 2022, we delivered the following consolidated financial results:
•Net sales growth of 11%, to $10.4 billion
•Gross profit (“GP”) growth of 13%, to $1.6 billion
•Gross Margin expansion approximately 40 basis points, to 15.7%
•Earnings from operations (“EFO”) growth of 25%, to $414 million, and non-GAAP Adjusted* EFO growth of 29%, to $467 million
•Diluted earnings per share (“EPS”) growth of 29%, to $7.66, and non-GAAP Adjusted* diluted EPS growth of 28%, to $9.11
•Non-GAAP Adjusted* return on invested capital (“ROIC”) from EFO of 14.13% and from Adjusted* EFO of 15.94%(1)
(1)Calculated using a 26.0% tax rate.

$10,431
$9,436
$8,341
$1,637
$1,448
$1,300
15.6%
15.3%
15.7%
$467
$362
$322
$6.19
$7.10
$9.11
14.25%
15.37%
15.94%
Net Sales (in Millions)
Gross Profit (in Millions)
Gross Margin
Non-GAAP Adjusted* Earnings From Operations (in Millions)
Non-GAAP Adjusted* Diluted Earnings Per Share
Non-GAAP Adjusted* ROIC
2020
2021
2022

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure and a discussion of why we believe these non-GAAP measures are useful.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2017, would have grown to $262 on December 31, 2022. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $152) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $303) over the same period, with dividends reinvested.
For further details about our performance in 2022, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Our Board of Directors
•Independent Board. Our Board of Directors is comprised entirely of independent directors, other than Joyce A. Mullen, who also serves as our President and Chief Executive Officer.
•Independent Chair of the Board and Presiding Director. Timothy A. Crown serves as our independent Chair of the Board and Anthony A. Ibargüen serves as our Presiding Director, whose primary responsibility is to fill in for the Chair if he is unable to serve.
•Independent Board Committees. All members of our Audit, Compensation and Nominating and Governance Committees are independent directors.

					Board Committee Membership
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Joyce A. Mullen	61	2022	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	59	1994	Investor / Entrepreneur	✓
Richard E. Allen	66	2012	Investor	✓	×
Bruce W. Armstrong	61	2016	Operating Partner, Khosla Ventures	✓		×
Alexander L. Baum	37	2022	Partner, ValueAct Capital	✓	×	×
Linda M. Breard	53	2018	Investor	✓		×
Catherine Courage	48	2016	Vice President, of Experience for Consumer Products, Google, Inc.	✓		×	×
Anthony A. Ibargüen	64	2008	Chief Executive Officer, Quench USA, Inc.	✓		×	×
Kathleen S. Pushor	65	2005	Independent Consultant	✓	×		×
Girish Rishi	53	2017	Chief Executive Officer, Cognite LLC	✓	×		×

Committee Chair.

Executive Compensation Highlights
Chief Executive Officer Pay for Performance
Our executive compensation program is focused on driving profitability growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2022, approximately 82% of the target total direct compensation of our President and Chief Executive Officer (CEO), Joyce A. Mullen, was variable and/or “at-risk” and earned only if performance goals are met.

CEO
Base Salary 18%
Annual Bonus 28%
Long-Term Equity-Based Incentives 54%

Our Executive Compensation Practices
Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is at-risk and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval
Extensive information regarding our executive compensation programs in place for 2022 can be found under the heading “Compensation Discussion and Analysis.”
CORPORATE GOVERNANCE
To provide a framework for effective corporate governance, our Board of Directors (the “Board of Directors” or “Board”) has adopted Corporate Governance Guidelines. These guidelines outline the operating principles of our Board of Directors, and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance, and recommends proposed updates and changes to the Board for approval.
Our Corporate Governance Guidelines, along with other corporate governance documents, such as Board committee charters and our Code of Ethics and Business Practices, are available on our website at http://investor.insight.com/corporate-governance.

Independence of Our Board of Directors
Under our Corporate Governance Guidelines and the listing standards of NASDAQ, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the NASDAQ listing standards and considers all relevant facts and circumstances.
Under the NASDAQ independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the NASDAQ listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of NASDAQ, other than our President and Chief Executive Officer, Joyce A. Mullen.

Board of Directors Leadership Structure
Timothy A. Crown serves as the Chair of our Board of Directors and Joyce A. Mullen serves as our President and Chief Executive Officer. The Board believes that separating the roles of Chair of the Board and Chief Executive Officer, along with the use of regular executive sessions of the independent directors, provides appropriate oversight of the Company’s strategic direction. Anthony A. Ibargüen serves as the Presiding Director of the Board. His responsibilities are to participate as a member of the Executive Committee; to recommend agenda items for Board meetings; and to fill in when the Chair of the Board is unavailable.

Board Refreshment
Over the last several years, the Company has refreshed our Board. In 2022, the Board appointed two new directors. Ms. Mullen was appointed to the Board on January 1, 2022 as a replacement for Kenneth T. Lamneck who retired effective December 31, 2021. Alexander L. Baum was appointed by the Board in February 2022 in connection with our execution of a Nomination and Cooperation Agreement with ValueAct Capital (the “Cooperation Agreement”). The refreshment has increased the Board’s diversity, experiences, and perspectives while lowering the average age of our directors from 58 to 57. The average tenure of members of the Board is 10 years.

Board Assessment
The Board engages in a robust self-evaluation process designed to elicit improvement in the effectiveness of the Board, its committees, and the individual directors. For the last several years, on an annual basis, the Company’s outside counsel has distributed a self-assessment questionnaire, which was followed by an interview with each director. After compiling the results, the recommendations provided by the directors were reviewed with the Chair of the Board and the Chairs of each committee. The Chairs of the committees use the recommendations to identify areas of potential improvements for their respective committees and the Chair of the Board and the Chair of the Nominating and Governance Committee provide feedback to each individual director.

Corporate Social Responsibility
The Company is committed to corporate social responsibility through environmental, social and governance (“ESG”) initiatives that reflect areas of greatest relevance to Insight. Those initiatives include operating with integrity, nurturing the capabilities of our employees, promoting diversity and inclusion in the workforce, data security, contributing to local communities, and reducing our environmental impact. The Company has signed the United Nations Global Compact and supports its principles of human rights, anti-discrimination, environmental responsibility, and anti-corruption. The Board is responsible for overseeing the Company’s ESG program, priorities, and initiatives and utilizes each of the committees for various aspects of the Company’s overall ESG program. The Company was named to Barron’s list of “100 Most Sustainable Companies” for 2022. In compiling the list, Barron’s analyzed the 1,000 largest publicly-traded companies and evaluated them across more than 230 ESG performance indicators including human capital management, data security, community engagement and the environment.

Key areas of focus for the Company’s ESG program include:
•Business Ethics and Compliance
•Data Security
•Human Capital Development and Workforce Diversity and Inclusion
•Reducing our Environmental Impact
•Community Involvement

ESG Highlights
Business Ethics and Compliance
The Company maintains a Global Code of Ethics and Business Practices and Global Anti-Bribery and Anti-Corruption Policy to guide employee and director conduct to foster a culture of ethics, integrity, and compliance with the law.
We require annual ethics and compliance training for employees across all levels. We maintain an Ethics Hotline for confidential reporting of suspected violations.

Data Security
The Company maintains a Global Data Privacy Program and Global Information Security Program as part of its information security strategy, both of which involve best practices, current tools, and policies and procedures designed to keep company, employee, and customer information confidential and secure.
Company management reports regularly (at least twice annually) to the full Board or Audit Committee on cyber security and information security matters.
We require quarterly cyber security compliance training for employees across all levels and regularly educates employees about cyber security defenses.
The Company maintains cyber security insurance.

ESG Highlights (continued)
Human Capital Development and Workforce Diversity and Inclusion
We foster a culture that encourages leadership development and encourages employees to excel individually and deliver value to clients.
We seek to be an employer of choice and have been recognized as a “Great Place to Work” and “Best Place to Work” in multiple locations in North America, Europe and Australia and named to Forbes “World’s Best Employers” list.
The Company annually conducts employee pulse surveys to track employee engagement and satisfaction and employs equal employment opportunity hiring practices, polices and management of employees.
We are committed to creating a diverse workforce that provides equal opportunity regardless of race, gender, religion, national origin, sexual orientation or disability, among other categories, and fosters respect, appreciation and acceptance of all people.
The Company has established programs designed to build long-term relationships with businesses and suppliers owned by women, members of disadvantaged minority groups, military veterans, and other historically disadvantaged groups.
We expanded our diversity initiatives to ensure women and minorities are considered for leadership roles. We also support many diverse employee resource groups, and maintain recruiting programs for diverse teammates.
We earned a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index and were designated as one of Fortune’s “100 Best Workplaces for Diversity.”
The Company maintains an anti-harassment policy that prohibits hostility or aversion towards individuals in protected categories, and prohibits sexual harassment in any form.
The Company is a participant in the United Nations Global Compact and committed to policies and practices that avert human trafficking, eliminate modern slavery and other human rights violations.
We provide training for employees across all levels.

Reducing our Environmental Impact
We are committed to reducing our impact on the environment.

The Company completed a Scope 1 and Scope 2 greenhouse gas (GHG) emissions evaluation to determine a baseline for further reducing already low GHG emission levels. In 2021, the most recent year data was available, the Company’s Scope 1 and Scope 2 GHG emissions were estimated to be under 17,500 metric tons, which is quite modest. The Company is evaluating its Scope 3 GHG emissions and will continue to evaluate Scope 1 and Scope 2 GHG emissions on an annual basis to assess progress toward reducing total emissions.

Our new global headquarters building features an eco-friendly design, including solar panels and energy efficient HVAC and lighting systems. The building recently received LEED Gold certification from the U.S. Green Building Council.

We are engaged in assisting customers with hardware lifecycle and asset disposal services saving the equivalent of millions of pounds of electronic waste.

ESG Highlights (continued)
Community Involvement
We provide employees two paid days off per year to volunteer their time to philanthropic and volunteer causes that improve our communities throughout the world.

The Company and employees annually contribute significant funds to Ronald McDonald House charities, the Make-A-Wish Foundation, the United Way, and the Boys & Girls Clubs of Arizona.

Employees contribute significant funds to charitable causes throughout the world.

The Company and its employees support the Insight In It Together Foundation, which (i) provides financial assistance and other resources to employees and their families in times of special need and (ii) supports community organizations providing technology to support educational opportunities for under-privileged children.

We annually report on some of our ESG activities in our Insight Enterprises Corporate Citizenship Report, which is available on our website at http://investor.insight.com. The Company does not make political contributions.

Board and Committee Meetings
Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and the annual meeting of stockholders.
In 2022, the Board held 6 meetings, including regularly scheduled and special meetings. In 2022, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the meetings of the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, all of the then serving directors attended our 2022 Annual Meeting of Stockholders.

Board Committees
Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our Board has adopted charters for each of these committees, which are available on our website at http://investor.insight.com/corporate-governance/documents-and-charters/default.aspx. Under the committees’ charters, the committees report regularly to the Board. Additional information on each of these committees is set forth below.

Audit Committee

Chair: Linda M. Breard

Other Members of the Committee: Richard E. Allen, Alexander L. Baum, Kathleen S. Pushor, Girish Rishi

Meetings Held in 2022: 9

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, overseeing and terminating our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence; (3) reviewing with our independent registered public accounting firm the scope and results of the firm’s audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the Company’s accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters; (8) reviewing and approving or ratifying related party transactions; and (9) overseeing our internal audit function.

Independence:

Each member of the Audit Committee meets the audit committee independence requirements of NASDAQ and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has designated each of Richard E. Allen and Linda M. Breard as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chair: Richard E. Allen

Other Members of the Committee: Bruce W. Armstrong, Alexander L. Baum, Linda M. Breard, Catherine Courage, Anthony A. Ibargüen

Meetings Held in 2022: 6

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) administering our stock plans and other incentive compensation plans; (3) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; (4) delegating authority to directors or executive officers to grant equity awards to eligible employees; (5) appointing, compensating, retaining, evaluating and overseeing outside compensation consultants, experts and other advisors; (6) reviewing trends in executive compensation; and (7) reviewing talent management and succession planning for senior executives, including internal succession candidates for the chief executive officer.

Independence:

Each member of the Compensation Committee meets the compensation committee independence requirements of NASDAQ and the rules under the Exchange Act, and meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.

Nominating and Governance Committee

Chair: Bruce W. Armstrong

Other Members of the Committee: Catherine Courage, Anthony A. Ibargüen, Kathleen S. Pushor, Girish Rishi

Meetings Held in 2022: 3

Primary Responsibilities:

Our Nominating and Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) reviewing developments in and making recommendations regarding corporate governance matters; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) managing the Board’s self-evaluation process; (6) coordinating the process for chief executive officer succession, especially involving external candidates; and (7) retaining, compensating and terminating any director search firms or other advisors.

Independence:

Each member of the Nominating and Governance Committee meets the nominating and corporate governance committee independence requirements of NASDAQ.

Executive Committee

Chair: Timothy A. Crown

Other Members of the Committee: Anthony A. Ibargüen, Joyce A. Mullen

Meetings Held in 2022: None

Primary Responsibilities:

Our Executive Committee meets, at the request of the Chair, to exercise the powers and authority of the Board during intervals between meetings of the Board. The Executive Committee shall not exercise: (1) powers delegated to other committees of the Board; and (2) powers that may not be delegated to a committee under Delaware General Corporation law, including amending the Company’s Amended and Restated Bylaws or approving a merger of the Company.

Board of Directors Role in Strategy
Our Board of Directors oversees the Company’s strategy. On an annual basis, the Board reviews and approves the Company’s strategic plan and is involved in the Company’s strategic planning process throughout its development. In 2020, the Board was involved in evaluating the results of a study by an outside consultant that recommended changes in the Company’s go-to-market approach. During 2021, the Board was involved in evaluating the results of studies by outside consultants that addressed improvements in the Company’s e-commerce capabilities. In 2022, the Board oversaw the engagement of an outside consultant that assisted management in evaluating the strengths and weaknesses of the Company, key trends in the industry, and opportunities for future growth of the Company. Throughout the past several years, the Board has been regularly involved in addressing matters of strategic importance, including evaluating and prioritizing acquisition targets, strategic partnerships, and the strategies adopted by the Company to address industry trends and opportunities.

Board of Directors Role in Risk Oversight
Enterprise Risk Management Program
Our Board of Directors oversees our Enterprise Risk Management Program (“ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of risks to the enterprise. The ERM Program encourages constructive dialog at the management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, which the Company continues to refine, management develops a comprehensive report of enterprise risks by conducting regular assessments of the business and supporting functions, including assessments of strategic, operational, financial reporting, and legal and compliance risks, and helps to ensure appropriate response strategies are in place. As part of the Company’s ERM Program, the Company focuses on cyber security defenses including best practices for tools, policies, procedures, and training.
Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operations and business of the Company. Senior management provides updates to the full Board of Directors at least twice a year on matters covered by the ERM Policy, and reports to the full Board on any identified high priority enterprise risks.
Compensation Risk Assessment
We annually conduct an assessment of the risks associated with our compensation practices and policies.  In 2022, we determined that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our various compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short-term and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight ensures compensation programs align with the Company’s compensation philosophies and objectives, and, along with other factors, mitigates the possibility such programs would encourage excessive risk-taking.

Code of Ethics and Business Practices
We have adopted a Code of Ethics and Business Practices, which is applicable to all of our teammates, including our chief executive officer, chief financial officer (principal financial officer) or global corporate controller (principal accounting officer), and our Board members. If we make any substantive amendments to the Code of Ethics and Business Practices or grant any waiver from a provision of the code to our chief executive officer, chief financial officer (principal financial officer) or global corporate controller (principal accounting officer), we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K. A copy of this code is available on our website at http://investor.insight.com/corporate-governance/documents-and-charters/default.aspx.

Hedging, Short Sales and Pledging Policies
Our Policy on Insider Trading, which applies to all teammates, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging transactions involving Company securities and it also prohibits short sales or other speculative transactions involving our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our Compliance Officer. Pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Communications with the Board of Directors
Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by mail at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2022 were Mr. Allen (Chair), Ms. Breard, Ms. Courage, and Messrs. Armstrong, Baum, and Ibargüen. No member of the Compensation Committee was at any time during 2022 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure. No executive officer of Insight has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2022.

Related Party Transactions
Related Party Transaction Approval Policy
We have a written policy regarding the approval and/or ratification of related party transactions. The policy is administered by our Audit Committee and applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of the Company’s directors and executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons.
Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following categories of pre-approved transactions:
•employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee;
•director compensation subject to disclosure requirements;
•in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases);
•any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts;
•any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis;
•any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
We generally believe these transactions are not significant to investors because they comply with the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.
We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (and their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for the Company’s use and products for resale to clients.

Related Party Transactions
No related person had any direct or indirect material interest in any transaction with us required to be disclosed since the commencement of the 2022 fiscal year.
No Stockholder Rights Plan
The Company does not maintain a stockholder rights plan (commonly referred to as a poison pill).

PROPOSAL 1 – Election of Directors
Our Board consists of ten directors.
Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the ten directors for election to new terms expiring at the 2024 Annual Meeting of Stockholders, subject to the election and qualification of their successors.

Director Nomination Process
The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be, and have been retained to identify individuals that meet the criteria of the Nominating and Governance Committee.
The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by mail at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286. See “Other Business – Stockholder Proposals and Director Nominations for the 2024 Annual Meeting” for additional information.

Director Qualifications
In selecting director candidates, the Nominating and Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:
•Principal employment, occupation or association involving an active leadership role
•Qualifications, attributes, skills and/or experience relevant to the Company’s business
•Ability to bring diversity to the Board, including a mix of career experience and viewpoints
•Other time commitments, including the number of other boards on which the potential candidate may serve
•Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of NASDAQ and other applicable laws, regulations and rules
•Financial literacy and expertise
•Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

ValueAct Capital Nomination and Cooperation Agreement
On February 15, 2022, the Board elected Alexander L. Baum as a member of the Board of Directors, to serve until the Company’s 2022 Annual Meeting and the election and qualification of his successor. Mr. Baum joined the Board pursuant to a Nomination and Cooperation Agreement (the “Cooperation Agreement”), dated February 14, 2022, by and among the Company and various affiliates of ValueAct Capital (collectively, the “ValueAct Group”).
The Cooperation Agreement includes various terms, conditions and provisions, including that the Company would include Mr. Baum in the Board’s recommended director slate of candidates to stand for election at the 2023 Annual Meeting. If the ValueAct Group (which currently holds approximately a 13.3% ownership position in the Company) ceases to hold at least 5.0% of the Company’s common stock, Mr. Baum will offer his resignation from the Board. Such offer of resignation would also be required in other circumstances set forth in the Cooperation Agreement.
Under the Cooperation Agreement, the ValueAct Group is subject to various restrictions, including, among other things, prohibitions on the ValueAct Group acquiring more than 15% of the Company’s outstanding shares without the Company’s consent, engaging in proxy solicitations and other stockholder-related matters and proposals, forming groups with other investors, disposing of their shares to a third party who would own more than 4.9% of the Company’s outstanding shares outside of open market sales or underwritten offerings, engaging in short sales of Company shares, and limitations on public statements regarding the Company and on interactions with third parties and employees. The ValueAct Group has agreed to vote its shares as set forth in the Cooperation Agreement, including with respect to board elections. The provisions of the Cooperation Agreement described above generally apply until the later of (i) one year from the date of execution of the Cooperation Agreement and (ii) the date of the Company’s 2023 Annual Meeting if Mr. Baum is re-nominated to serve as a director at the Annual Meeting, and if he accepts his re-nomination.

Board Diversity Matrix
The following board diversity matrix reports the diversity statistics for the Company’s Board as of March 31, 2023, in accordance with Nasdaq Rule 5606. Each of the categories listed in the board diversity matrix has the meaning provided in Nasdaq Rule 5605(f).

Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	4	6
Part II: Demographic Background
Asian	—	1
Hispanic or Latinx	—	1
White	4	4

2023 Nominees for Election to the Board of Directors
Each of the ten director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent, other than our President and Chief Executive Officer, Joyce A. Mullen.
The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience.
If elected, each of the director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2024, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Joyce A. Mullen	Director of Insight Since: 2022

President and Chief Executive Officer of Insight	Other Public Company Directorships: The Toro
Age: 61	Company

Ms. Mullen was elected as President and Chief Executive Officer and a director of Insight effective January 1, 2022. Ms. Mullen joined Insight in October 2020 as our President of the North America Region. Prior to joining Insight, Ms. Mullen spent 21 years of her career at Dell Technologies in a variety of sales, service delivery, and IT solutions roles most recently serving as President, Global Channel, Embedded & Edge Solutions and previously as Senior Vice President and General Manager, Global OEM and IOT Solutions from February 2015 to November 2017. Ms. Mullen is a member of the board of directors of The Toro Company, a publicly-held company that designs, manufactures, and markets lawn mowers, snow blowers, and irrigation system supplies for commercial and residential, agricultural, and public sector uses.
Experience and Qualifications of Particular Relevance to Insight
Ms. Mullen’s knowledge of our business, based on over 20 years of industry experience, her connections with industry leaders, and her extensive management experience, make her a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for her to be a member of our Board.

Timothy A. Crown	Director of Insight Since: 1994

Chair of the Board, Independent Director
Age: 59

Mr. Crown has served as a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.
Experience and Qualifications of Particular Relevance to Insight
The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not- for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Richard E. Allen	Director of Insight Since: 2012

Independent Director
Age: 66

Mr. Allen has served as a director since January 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen also serves as Chair of the Compensation Committee. Mr. Allen served at J.D. Edwards & Company, a cross-industry enterprise resource planning software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based customer relationship management business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen served on the board and served as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers. Since 2004, he served on the board of ten other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Allen’s over 40 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bruce W. Armstrong	Director of Insight Since: 2016

Independent Director
Age: 61

Mr. Armstrong has served as a director since March 2016. Mr. Armstrong also serves as Chair of the Nominating and Governance Committee. Mr. Armstrong has over 25 years of experience developing, marketing, selling, and investing in technology, with an emphasis in data warehousing and analytic applications. Since 2015, Mr. Armstrong has served as an Operating Partner at Khosla Ventures, a venture capital firm, working with enterprise technology portfolio companies. Prior to that, Mr. Armstrong was the President and Chief Executive Officer of PivotLink, a leading provider of SaaS BI applications, from 2011 to 2014; Chairman and Chief Executive Officer of Kickfire, a pioneer in next-generation data warehouse appliances focused on the open source MySQL database market, from 2008 to 2010; and President and Chief Executive Officer of publicly-traded KNOVA Software, a leading provider of search and analytic applications for unstructured data, from 2002 to 2007.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Armstrong’s extensive experience as an executive of several technology companies and his strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things, along with his service on the boards of a variety of publicly-held and private companies, bring industry expertise and governance experience to our Board.

Alexander L. Baum	Director of Insight Since: 2022

Independent Director
Age: 37

Mr. Baum was appointed as a director in February 2022 in connection with entering the Cooperation Agreement with ValueAct Capital. Mr. Baum is a Partner of ValueAct Capital, one of Insight’s largest stockholders. He joined ValueAct in 2012 and has worked on several ValueAct IT and technology industry investments including Nintendo Co. LTD, Microsoft Corporation, and Adobe, Inc., among others. He has a B.A. in physics from Pomona College and is a CFA charterholder.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Baum’s deep experience in IT industry strategy and investment expertise will assist our Board as Insight continues its transformation to become an industry leading solutions integrator.

Linda M. Breard	Director of Insight Since: 2018

Independent Director	Other Public Company Directorships: PotlatchDeltic Corporation
Age: 53

Ms. Breard has served as a director since February 2018 and is one of the Audit Committee’s designated financial experts. Ms. Breard also serves as Chair of the Audit Committee. Ms. Breard is a certified public accountant and currently serves on the Board of Directors for PotlatchDeltic Corporation, a forest products company, where she is Chair of the audit committee and a member of the compensation committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Permanente of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly-traded technology company, last serving as Vice President, Global Accounting and Finance, and worked six years in public accounting before that.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Breard’s extensive background in finance, business operations and accounting, along with her audit committee service on the board of another public company, brings financial expertise and governance experience to our Board.

Catherine Courage	Director of Insight Since: 2016

Independent Director
Age: 48

Ms. Courage has served as a director since January 2016. Since October 2016, Ms. Courage has served as Vice President of Experience for Ads and Commerce and is now Vice President of Experience for Consumer Products at Google, a technology company specializing in Internet-related services and products. Prior to joining Google, Ms. Courage was Senior Vice President, Customer Experience for DocuSign, Inc., a digital transaction management cloud software company, from June 2015 to September 2016. Prior to that, she served as Senior Vice President, Customer Experience at Citrix from March 2009 to May 2015. Before that, she spent 9 years in similar roles with Salesforce.com and Oracle.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Courage’s work in brand design and customer experience and her extensive experience with leading information technology companies, are an asset to our Board, as we engage with our clients in the evolving digitally-driven marketplace.

Anthony A. Ibargüen	Director of Insight Since: 2008

Independent Director
Age: 64

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. He has served as Chief Executive Officer of Quench USA, Inc., since October 2010. He previously served as Chief Executive Officer and member of the Board of Directors of AquaVenture Holdings LLC, which was a New York Stock Exchange listed multinational provider of water purification and treatment services and technologies, that was sold to Culligan International in March 2020. In 2018, Mr. Ibargüen was elected to serve on the Board of Directors of the Federal Reserve Bank of Philadelphia, where he is Chairman and a member of the executive and nominating and governance committees. From 2004 to 2008, he was Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm, and prior to that, Mr. Ibargüen was in leadership roles at several IT industry companies, including as President and member of the Board of Directors of Tech Data Corporation, a Fortune 500 global technology distribution company.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Kathleen S. Pushor	Director of Insight Since: 2005

Independent Director
Age: 65

Ms. Pushor has served as a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the board of directors of Zones, Inc., a direct marketer of IT products.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Pushor’s industry knowledge and perspective, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to our Board.

Girish Rishi	Director of Insight Since: 2017

Independent Director
Age: 53

Mr. Rishi has served as a director since December 2017. Since April 2022, Mr. Rishi has served as Chief Executive Officer of Cognite LLC, a global SaaS company that helps drive digital transformation for asset-heavy industrial clients. Prior to that, from January 2017 until February 2021, Mr. Rishi served as Chief Executive Officer of Blue Yonder, a provider of supply chain management software and consulting services. Previous to that, he worked at Tyco International, a security system company, where he was responsible for the firm’s global retail solutions business and North America building automation business from May 2015 to December 2016. He was a member of the Board of Directors of Digi International, Inc., a provider of machine-to-machine connectivity products and services, from June 2013 to January 2018. Previously, from October 2014 to May 2015, Mr. Rishi served as Senior Vice President, Enterprise at Zebra Technologies, which provides data capture and identification solutions.  Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment, where he eventually led the Europe, Middle East and Africa region.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Rishi’s industry experience and knowledge, as well as his leadership experience as a Chief Executive Officer and prior experience as a public company board member, brings valuable perspective to our Board.

DIRECTOR COMPENSATION

Elements of Director Compensation
During 2021, the Compensation Committee asked Meridian Compensation Partners, LLC (the “Compensation Consultant”) to provide an assessment of the competitiveness of the Board’s director compensation program against market practices. The Compensation Consultant summarized compensation data from various peer groups (see "How We Make Compensation Decisions" below) for the review. The Compensation Consultant analyzed all elements of director compensation (e.g., annual retainers, equity compensation, committee member compensation, committee chair compensation and non-executive Chairman compensation). In addition, the Compensation Consultant evaluated the director compensation program design to provide the Compensation Committee with an understanding of how the program design compares to best practices and the market. The Board had last adjusted its director compensation program in 2019. After reviewing the analysis of the Compensation Consultant, the Board increased the cash retainer by $5,000 and increased the annual restricted stock unit (“RSU”) grant by $30,000 for 2022. At the same time, it increased the director stock ownership requirement from three times the annual retainer to five times. The Board made no additional changes for 2023. The adjustments to the cash retainer and RSU grant as well as the increase in stock ownership requirements were intended to further align our program with market and best practices.
The table below sets forth the elements of our 2022 and 2023 annual compensation program for our non-employee directors.

Annual Compensation Elements	2022 and 2023 Amount
Board Retainer	$85,000
Chair of the Board Retainer	$100,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Nominating and Governance Committee Chair Retainer	$15,000
Annual Stock Unit Grant Value	$155,000
All retainers are paid quarterly in advance and, if applicable, are prorated based upon Board or chair service during the calendar year. Joyce A. Mullen, our President and Chief Executive Officer, does not receive compensation for her Board service.
The annual RSU grant vests ratably over three years on the anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. In the year of appointment to the Board, a director receives a prorated portion of the annual RSU grant value based upon the number of days between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests over three years on the anniversary of the grant date. RSU awards to non-employee directors fully vest upon retirement, subject to certain conditions.

Stock Ownership Guidelines
The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. The Compensation Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board as to any changes.
Beginning in 2022, our guidelines require each non-employee director to hold shares equal to at least five times the amount of the annual retainer to be achieved over a five-year transition period. As of December 31, 2022, all non-employee directors had attained their required ownership level.

2022 Director Compensation Table
The table below sets forth information concerning compensation of the Company’s non-employee directors in 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard E. Allen	103,750	155,078	258,828
Bruce W. Armstrong	98,750	155,078	253,828
Alexander L. Baum	63,750	186,976 (3)	250,726
Linda M. Breard	113,750	155,078	268,828
Catherine Courage	83,750	155,078	238,828
Timothy A. Crown	183,750	155,078	338,828
Anthony A. Ibargüen	83,750	155,078	238,828
Kathleen S. Pushor	83,750	155,078	238,828
Girish Rishi	83,750	155,078	238,828
(1)These amounts reflect the grant date fair value of the service-based RSU awards granted to our directors. On May 18, 2022, each non-employee director was granted RSUs with a grant date fair value equal to $155,078, calculated at the closing price of the Company’s common stock on the date of its 2022 Annual Meeting of Stockholders ($100.70 per share).
(2)As of December 31, 2022, the aggregate number of outstanding and unvested stock awards held by each non-employee director was as follows:

Name	Unvested Stock Awards
Richard E. Allen	3,202
Bruce W. Armstrong	3,202
Alexander L. Baum	1,868
Linda M. Breard	3,202
Catherine Courage	3,202
Timothy A. Crown	3,202
Anthony A. Ibargüen	3,202
Kathleen S. Pushor	3,202
Girish Rishi	3,202

(3)This amount reflects the aggregate grant date fair value of the service-based RSU awards granted to Alexander Baum, for the benefit of the limited partners of ValueAct Capital Master Fund L.P., on (a) February 15, 2022, calculated at the closing price of the Company’s common stock on the date of grant ($97.25 per share), and (b) May 18, 2022, along with the other non-employee directors, as referenced in Note (1) above. For the February 15, 2022 grant, Alexander Baum’s RSU award amount was prorated based on his February 22, 2022, date of appointment as a non-employee director on the Company’s Board.
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any non-employee director, $10,000.

STOCK OWNERSHIP

Ownership of Our Common Stock
The following table shows information regarding the beneficial ownership of our common stock by:
•each member of our Board of Directors, each director nominee and each of our Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this proxy statement);
•all members of our Board and our executive officers as a group; and
•each person or group who is known by us to own beneficially more than 5% of our common stock.
Except as otherwise indicated, all stockholdings are as of March 15, 2023, and the percentage of beneficial ownership is based on 33,496,573 shares of common stock outstanding as of March 15, 2023.
Unless otherwise indicated, the address for each holder listed below is c/o Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286.

Certain Beneficial Owners, Directors and Executive Officers

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares		Percent
FMR LLC	5,170,080	(2)	14.79%
BlackRock, Inc.	5,118,194	(3)	14.70%
ValueAct Capital Master Fund, L.P.	4,510,716	(4)	13.30%
The Vanguard Group	3,983,010	(5)	11.44%
Dimensional Fund Advisors LP	2,151,126	(6)	6.20%
Glynis A. Bryan	89,332		*
Timothy A. Crown	87,621		*
Richard E. Allen	38,882		*
Joyce A. Mullen	28,924		*
Samuel C. Cowley	25,324		*
Anthony A. Ibargüen	16,649		*
Catherine Courage	11,002		*
Bruce W. Armstrong	9,825		*
Girish Rishi	8,018		*
Linda M. Breard	7,592		*
Kathleen S. Pushor	5,825		*
James Morgado	3,322		*
Alexander L. Baum	110	(4)	*
All directors and executive officers as a group (19 persons)	341,062		*%
*    Less than 1%

(1)Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2023, and shares of restricted stock that vest within 60 days of March 15, 2023, are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)Share data based on information in an amendment to a Schedule 13G filed on February 9, 2023, with the SEC by FMR LLC. As of December 31, 2022, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 5,168,915 shares and sole dispositive power with respect to 5,170,080 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)Share data based on information in an amendment to a Schedule 13G filed on January 26, 2023, with the SEC by BlackRock, Inc. As of December 31, 2022, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 5,059,606 shares and sole dispositive power with respect to 5,118,194 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The amendment to Schedule 13G discloses that iShares Core S&P Small-Cap ETF has an interest that is more than five percent of the total outstanding common stock of the Company.
(4)Share data based on information in an amendment to a Schedule 13D filed on February 17, 2023, with the SEC by ValueAct Capital Master Fund, L.P. (“ValueAct Capital”) (and various affiliates). As of December 31, 2022, the Schedule 13D indicates that ValueAct Capital had shared voting and shared dispositive power with respect to 4,510,716 shares. Mr. Baum disclaims beneficial ownership of these shares. The address of ValueAct Capital is One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129.
(5)Share data based on information in an amendment to a Schedule 13G filed on February 9, 2023, with the SEC by The Vanguard Group. As of December 31, 2022, the Schedule 13G indicates that The Vanguard Group had no shares with sole voting power, shared voting power with respect to 49,079 shares, sole dispositive power with respect to 3,901,680 shares and shared dispositive power with respect to 81,330 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Share data based on information in an amendment to a Schedule 13G filed on February 10, 2023, with the SEC by Dimensional Fund Advisors LP. As of December 31, 2022, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 2,112,873 shares and sole dispositive power with respect to 2,151,126 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

Delinquent Section 16(a) Reports
Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports filed electronically with the SEC, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2022 were filed on a timely basis.

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation
Stockholders have an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Accordingly, we are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
Although the vote is non-binding, we value feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2022 Annual Meeting of Stockholders, approximately 99% of the votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2022 proxy statement.
As advised by our stockholders at the 2017 Annual Meeting of Stockholders (commonly referred to as a “say-on-frequency” vote) and approved by our Board, the say-on-pay vote has been held annually. At this year’s Annual Meeting, our stockholders will again have the opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes. See Proposal 3—Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation.
In deciding how to vote on this proposal, we encourage you to review the Compensation Discussion and Analysis and 2022 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific financial, strategic and tactical goals by the Company and individual executives that align the interests of management with the interests of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation
We are seeking to obtain input from our stockholders on how frequently we should seek an advisory vote on compensation of our named executive officers, such as Proposal 2 included in this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on our named executive officer compensation once every one year, two years or three years.
Our Board of Directors believes that an annual advisory vote on named executive officer compensation will provide our stockholders with direct and timely input on our executive compensation program and is the most appropriate alternative for the Company.
Stockholders will be given the opportunity to vote on the following advisory resolution:
You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote for the resolution. The frequency option (i.e., “one year”, “two years”, or “three years”) that receives a plurality of the votes cast on this proposal will be deemed the recommended preference of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ONE YEAR AS THE OPTION
FOR CONSIDERING, ON AN ADVISORY BASIS, THE FREQUENCY WITH WHICH OUR STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2022 and our executive compensation philosophies and objectives.
Our Named Executive Officers (NEOs) consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. For 2022, our Named Executive Officers were:

Name	Title
Joyce A. Mullen	President and Chief Executive Officer
Glynis A. Bryan	Chief Financial Officer
Daniel (Dee) Burger	President, North America
James Morgado	Senior Vice President of Finance
Samuel C. Cowley	Senior Vice President, General Counsel and Secretary

This CD&A is divided into three sections:

Overview	•2022 Business Highlights •Our Executive Compensation Program •Our Executive Compensation Practices •2022 Say-on-Pay Vote

What We Pay and Why
•Compensation Philosophy
•Factors Considered in Compensation Deliberations
•2022 Executive Compensation Decisions
•Base Salary
•Annual Cash Incentive Awards
•Long-Term Equity-Based Incentive Program
•2023 Executive Compensation Program
•Other Elements of Our Executive Compensation Program
•Alignment of Senior Management Team to Drive Performance

How We Make Executive Compensation Decisions	•Role of the Board, Compensation Committee and our Executive Officers •Guidance from the Compensation Committee’s Independent Compensation Consultant •Comparison Peer Groups

OVERVIEW

2022 Business Highlights
In 2022, our global team delivered record results including a seventh consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth. The Company focused on improving our product mix with the continuous expansion of our higher margin services offerings and through strategic acquisitions. We believe the investments we have made in our solution areas of expertise over the last several years, as well as the investments in our sales and technical talent, have positioned us well to execute on our business goals and serve our clients’ needs. For the full year 2022, we delivered the following consolidated financial results:
•Net sales growth of 11%, to $10.4 billion
•GP growth of 13%, to $1.6 billion
•Gross Margin expansion of approximately 40 basis points, to 15.7%
•EFO growth of 25%, to $414 million, and non-GAAP Adjusted* EFO growth of 29%, to $467 million
•Diluted EPS growth of 29%, to $7.66, and non-GAAP Adjusted* diluted EPS growth of 28%, to $9.11
•Non-GAAP Adjusted* ROIC from EFO of 14.13% and from Adjusted* EFO of 15.94%(1)
(1)Calculated using a 26.0% tax rate.
* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure and a discussion of why we believe these non-GAAP measures are useful.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2017, would have grown to $262 on December 31, 2022. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $152) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $303) over the same period, with dividends reinvested.
For further details about our performance in 2022, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Our Executive Compensation Program
Our executive compensation program objectives and philosophy are designed to align the interests of our executive officers with those of our stockholders. In 2021, the Compensation Committee engaged the Compensation Consultant to provide an assessment of the competitiveness of the Company’s executive compensation program against market. Among other things, the Compensation Consultant recommended changes to the design of the Company’s 2022 equity compensation program applicable to the Company’s executive officers (the “2022 Executive Compensation Program”). The table below outlines the principal elements of the Company’s 2022 Executive Compensation program:

Pay Element

	Salary	Annual Cash Incentive Awards	Performance-Based RSUs	Service-Based RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable and at-risk)	Long-term emphasis (variable with stock price)

Performance Period	Annual	1 year	Half have a 1 year performance period with earned shares vesting ratably over 3 years, and the other half have a 3 year performance period with cliff vesting	Vesting over 3 years

How Payout Is Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formulas established by Compensation Committee	Compensation Committee determination

Performance Measures	N/A	Non-GAAP Adjusted EFO, cloud gross profit growth and services gross profit growth	Non-GAAP Adjusted ROIC and relative total shareholder return (“rTSR”)	N/A

The following charts illustrate the pay for performance design of our 2022 annual executive compensation program. For 2022, approximately 82% of the annual target total direct compensation of our President and Chief Executive Officer was variable and/or at-risk and approximately 72% of the target total direct compensation of our other Named Executive Officers was variable and/or at-risk:

Our Executive Compensation Practices
The Compensation Committee reviews the Company’s executive compensation program, on an ongoing basis, to evaluate whether it is aligned with stockholder interests and supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Continued emphasis on performance-based (“at-risk”) compensation, with significant percentage of executive target total direct compensation delivered in the form of variable compensation
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups for changes in control, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval

2022 Say-on-Pay Vote
As noted above, in its executive compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 99% of the votes cast for the Company’s say-on-pay proposal at our 2022 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2022 say-on-pay vote.

WHAT WE PAY AND WHY

Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented management team while maintaining responsible cost management;
•Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and executive officers’ cash incentives to our annual performance.

Factors Considered in Compensation Deliberations
The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers. Additionally, the Compensation Committee does not weigh any one factor of pay components in comparison to the other factors. The factors below, which the Compensation Committee considers when selecting and setting the amount of compensation for each of our executive officers, including our Chief Executive Officer and our other Named Executive Officers, provide a framework for its compensation decision-making:
•Our executive compensation program objectives;
•Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her business unit or function and work as part of a team;
•The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;
•The amount of compensation relative to that of our other executive officers;
•Our financial performance relative to our peers;
•The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;
•In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and
•The recommendations provided by our Chief Executive Officer regarding the compensation of our executive officers (other than the CEO), as described below.

Alignment of Senior Management Team to Drive Performance
Our financial performance goals are designed to drive profitable growth and stockholder value creation by aligning members of senior management around common financial performance goals. To drive performance against these goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive profitable growth and stockholder value creation.

2022 Executive Compensation Decisions
Consistent with our pay-for-performance philosophy and executive compensation program objectives in determining the 2022 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than her own) considered the factors noted above in the section “Factors Considered in Compensation Deliberations,” including each Named Executive Officer’s prior performance against financial and operational goals, Company performance relative to our peers, the compensation levels paid to other executive officers at the Company, the competitive market data for similarly situated executive officers to provide a perspective on external practices, and input from the Compensation Consultant.

Base Salary
The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, at competitive levels for executives in similar positions commensurate with their skills, experience, qualifications and marketability. The 2022 base salary for Ms. Mullen is discussed below under “Chief Executive Officer Compensation.” The 2022 base salaries for Ms. Bryan and Mr. Cowley have increased by approximately 6.2% and 15.3%, respectively. Mr. Burger’s and Mr. Morgado’s base salaries remained unchanged from when they joined the Company in May and January 2022, respectively. All adjustments were based on the factors noted above in the section “Factors Considered in Compensation Deliberations.”
The table below sets forth the 2022 base salary level for each of our Named Executive Officers:

Named Executive Officer	2022 Base Salary
Joyce A. Mullen	$850,000
Glynis A. Bryan	$650,000
Dee Burger	$625,000
James Morgado	$425,000
Samuel C. Cowley	$500,000

Annual Cash Incentive Awards
We provide our senior management with short-term incentive compensation through our annual cash incentive program, the 2022 cash incentive plan. Short-term compensation under the 2022 cash incentive plan represents a significant portion of each Named Executive Officer’s target total cash compensation opportunity in a given year. As discussed in more detail below, payouts under the cash incentive plan resulted from the attainment of various performance goals that were specific to the Named Executive Officer’s geographic or functional responsibilities.
2022 Cash Incentive Plan
For 2022, the Compensation Committee provided an incentive plan for certain management level teammates, including our Named Executive Officers. Consistent with 2021, the 2022 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are generally consistent with those utilized in 2021.

Under the 2022 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth
Joyce A. Mullen	50% (IEI)	25% (IEI)	25% (IEI)
Glynis A. Bryan	50% (IEI)	25% (IEI)	25% (IEI)
Dee Burger	50% (INA)	25% (INA)	25% (INA)
James Morgado	50% (IEI)	25% (IEI)	25% (IEI)
Samuel C. Cowley	50% (IEI)	25% (IEI)	25% (IEI)
For purposes of our 2022 cash incentive plan:
•Insight Enterprises, Inc. and subsidiaries (“IEI”) EFO was calculated on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted IEI EFO being defined as the Company’s actual 2022 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). Insight North America (“INA”) EFO was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted INA EFO being defined as the actual 2022 earnings from operations from the Company’s North America operating segment, excluding the relevant EFO exclusions.
•“IEI Services GP Growth” was based on the change in the Company’s actual 2022 consolidated gross profit from services sales compared to 2021. “INA Services GP Growth” was based on the change in actual 2022 gross profit from services sales from the Company’s INA operating segment compared to 2021.
•“IEI Cloud GP Growth” was based on the change in the Company’s actual 2022 consolidated gross profit from cloud sales compared to 2021. “INA Cloud GP Growth” was based on the change in actual 2022 gross profit from cloud sales from the Company’s North America operating segment compared to 2021.
The 2022 cash incentive plan required that the Company, or the relevant segment of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a threshold percentage of the budgeted amount for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that a Named Executive Officer would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2022. Where actual results fell between specified performance levels, payments were calculated based on linear interpolation.
For the 2022 consolidated IEI EFO and INA EFO performance measures set forth above, the threshold to receive any cash incentive was 80% of the respective budgeted EFO amount, which would result in a payout of 50% of the target cash incentive award opportunity allocated to that measure. Below 80% attainment, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from attainment at 120% of the respective budgeted EFO amount.
The budgeted target, actual financial attainment and payout levels related to EFO performance measures for the 2022 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI EFO (non-GAAP Adjusted)	$402.5	$466.6	179.5%
INA EFO (non-GAAP Adjusted)	$336.0	$399.1	194.0%
For the 2022 Services GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Services GP Growth of 0.1% compared to 2021, and INA Services GP Growth of 0.4% compared to 2021, which would result in a payout of 25% of targeted cash incentive compensation for the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Services GP Growth of 21.5% compared to 2021, and INA Services GP Growth of 23.2% compared to 2021.
The budgeted target, actual financial attainment and payout levels related to the Services GP Growth performance measures for the 2022 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Services GP Growth	12.5% increase	12.1% increase	97.8%
INA Services GP Growth	14.0% increase	16.5% increase	127.2%
For the 2022 Cloud GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Cloud GP Growth of 0.2% compared to 2021, and INA Cloud GP Growth of 0.4% compared to 2021, which would result in a payout of 25% of the target cash incentive award opportunity allocated to the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Cloud GP Growth of 26.0% compared to 2021, and INA Cloud GP Growth of 30.0% compared to 2021.
The budgeted target, actual financial attainment and payout levels related to the Cloud GP Growth performance measures for the 2022 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Cloud GP Growth	14.5% increase	27.4% increase	200.0%
INA Cloud GP Growth	18.2% increase	35.1% increase	200.0%

2022 Cash Incentive Plan Payouts
The table below sets forth the 2022 target annual cash incentive award opportunities and the actual payouts to each of our Named Executive Officers based upon 2022 performance:

Named Executive Officer	Percentage of Base Salary at Target	Bonus Target	Actual Payout (1)
Joyce A. Mullen	150%	$1,275,000	$2,093,550
Glynis A. Bryan	100%	$650,000	$1,067,300
Dee Burger	100%	$625,000	$746,490
James Morgado	55%	$233,750	$383,818
Samuel C. Cowley	70%	$350,000	$574,700

(1) Based on actual versus target attainment, weighted across required financial objectives and prorated for Dee Burger based on his start date.

Long-Term Equity-Based Incentive Program
Under our long-term equity-based incentive program, the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, including stock options, RSUs and performance-based awards. The Compensation Committee’s objectives for the 2022 long-term equity-based incentive awards were to:
•Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan;
•Establish a direct link between compensation and the achievement of longer-term financial and strategic objectives;
•Facilitate increased equity ownership by our executives; and
•Retain the services of our executives through multi-year vesting requirements.
For 2022, the annual long-term equity-based incentive compensation opportunities for our Named Executive Officers were granted in the form of performance-based RSUs and service-based RSUs, with the following key features to drive Company performance and align with stockholder interests:

Performance-Based RSUs
•60% of target long-term incentive opportunity of which:
◦50% determined by measuring non-GAAP Adjusted ROIC performance goals, and
◦50% determined by rTSR, i.e., the Company’s relative TSR performance ranked on a percentile basis compared to companies defined in a custom peer group (“rTSR Comparator Companies”)
RSUs Based on ROIC:
•One-year performance period (2022) with 0-200% payout curve (threshold payout of 12.5%)
•Earned shares vest ratably over three years on the anniversary of the grant date based upon attainment of ROIC performance goals, calculated as described below
RSUs Based on rTSR:
•Three-year performance period with 0-200% payout curve (threshold payout of 50%) with cliff vesting
•Earned shares vest upon certification of final percentile attainment

Service-Based RSUs	•40% of target long-term incentive opportunity •Value based on stock price at vesting •Vest ratably over three years
Performance-based RSUs are earned only if the applicable pre-established financial goals are achieved. ROIC performance-based RSUs are based 100% on ROIC achievement. Earned ROIC performance-based RSUs are subject to a two-year vesting requirement, following the one-year performance period, for a total ratable vesting period of three years from grant. The rTSR performance-based RSUs will be earned, in whole, in part or not at all, based on the Company’s TSR compared to the rTSR Comparator Companies at the end of the three-year performance period, with immediate vesting at that point. To encourage over achievement of performance targets, significant upside potential exists related to the number of performance-based RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed the pre-established threshold for the applicable period, no performance-based RSUs are earned.

To encourage retention, service-based RSU awards vest over a three-year vesting period. The Compensation Committee believes that the 60/40 weighting between performance-based and service-based RSUs has demonstrated its value to stockholders over many years.
To provide a consistent long-term focus for our long-term equity-based incentive compensation and to continue to align the interests of our management and stockholders, the Compensation Committee makes annual grants of equity-based awards to our executives early in the year in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants for management.
For 2022, the Compensation Committee determined the target value of the equity-based awards for our executive officers, including our Chief Executive Officer, in part based on a competitive market benchmarking analysis described in more detail in the section below labeled “How We Make Executive Compensation Decisions.” Based on these studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs, and the target level of awards granted to each executive, is competitive with market practice, and the 60/40 weighting between performance-based and service-based RSUs continues to reward our executives for performance and promotes retention of the Company’s executives.
The approved dollar value of target equity-based incentive compensation amounts for the Named Executive Officers is below. Ms. Mullen’s target for 2022 is further discussed below under “Chief Executive Officer Compensation.”

Named Executive Officer	2022 Target
Joyce A. Mullen	$3,000,000
Glynis A. Bryan	$1,800,000
Dee Burger	$3,000,000
James Morgado	$1,500,000
Samuel C. Cowley	$900,000

2022 Equity-Based Incentive Plan Payouts

The 2022 RSU awards for executive officers which are 40% service-based and 60% performance-based, were approved on February 15, 2022. The service-based RSUs vest in three equal annual installments beginning on February 20, 2023. Half of the performance-based grants, if earned, vest in three equal annual installments beginning on February 20, 2023, and the number of RSUs to be issued, if any, will vary depending on the Company’s ROIC for the fiscal year ending December 31, 2022, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and invested capital being defined consistent with the computation methodology used by financial analysts that evaluate the Company. If the Company achieved less than 88% of its 2022 non-GAAP Adjusted ROIC target range, no RSUs would be issued or if the Company achieved greater than 112% of its 2022 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs would be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that had been developed for 2022. The other half of the performance-based grants, if earned, are based on achievement of rTSR over a three-year measurement period from January 1, 2022, to December 31, 2024, with earned awards cliff vesting upon certification in accordance with the following payout scale:

Payout Scale (1)(2)	Company’s TSR Percentile Rank vs. rTSR Comparator Companies	rTSR Performance Multiplier (3)
Maximum	≥ 80th percentile	200%
Target	55th percentile	100%
Threshold	30th percentile	50%
Below Threshold	< 30th percentile	—%
(1)    Payout percentages will be determined based on straight line interpolation for performance between threshold and target and between target and maximum. There will be no payout for performance below the threshold.
(2)    To determine the Company’s applicable percentile ranking for the performance period, TSRs are calculated for the Company and each rTSR comparator company. The entities are arranged by their respective TSRs (highest to lowest) and the Company is ranked by percentile among the rTSR Comparator Companies.
(3)    The number of rTSR performance award grants earned and vested are determined by multiplying the target award by the rTSR Performance Multiplier achieved at the end of the performance period.
In addition to the performance-based and service-based RSUs awarded to executive officers on February 20 and June 15, 2022, the Compensation Committee approved one-time bridge grants of service-based RSUs to eligible employees in connection with the transition from pro rata annual vesting of all performance-based RSUs under the 2021 plan (and prior plans) to three-year cliff vesting for the new rTSR based component of the performance-based RSU awards. Accordingly, the following Named Executive Officers received one-time bridge grant awards of RSUs in the following amounts: Ms. Mullen, $500,000; Ms. Bryan, $300,000; and Mr. Cowley, $150,000. The bridge grants vest ratably over two years beginning on February 20, 2023.
In addition, in February 2022 in connection with his start of employment, Mr. Morgado received a service-based award of RSUs in the amount of $1,000,000 and in June 2022 in connection with the start of his employment, Mr. Burger received a service-based award of RSUs in the amount of $2,000,000. Collectively, the new-hire awards to Mr. Morgado and Mr. Burger are referred to as the “Welcome Grants”.

The following table sets forth the number of service-based and performance-based awards granted to our Named Executive Officers under the 2022 annual equity-based incentive plan, including one-time bridge grants of service-based RSUs, but excluding Welcome Grants:

			RSUs Awarded
Named Executive Officer	Bridge Grant of Service- Based RSUs	Service- Based RSUs Awarded (40%)	Target Total Number of Performance- Based RSUs (60%)(1)	rTSR Award @Target (30%)	Non-GAAP Adjusted ROIC Award @Target (30%)	2022 Actual Non-GAAP Adjusted ROIC	2022 Actual ROIC Award Level	2022 ROIC- Based RSUs Earned (#)
Joyce A. Mullen	5,009	10,017	15,024	7,512	7,512	15.94%	112.5%	8,451
Glynis A. Bryan	3,005	6,010	9,016	4,508	4,508	15.94%	112.5%	5,072
Dee Burger	—	4,267	6,400	3,200	3,200	15.94%	112.5%	3,599
James Morgado	—	2,004	3,006	1,503	1,503	15.94%	112.5%	1,692
Samuel C. Cowley	1,503	3,005	4,508	2,254	2,254	15.94%	112.5%	2,536
(1)Target was based on the Company achieving (i) its non-GAAP Adjusted ROIC target range for 2022 of 15.62% - 15.87%, and (ii) its target rTSR percentile rank of 55th versus its rTSR Comparator Companies over a three-year measurement period with the awards earned and vested after three years.
2023 Executive Compensation Program
The design of the 2023 executive compensation program is similar to the 2022 Executive Compensation Program, except there were no one-time bridge grants awarded in connection with the transition in vesting of performance-based RSUs as described above. The executive compensation program for 2023 also includes the Ambition Plan (defined below) and other elements described herein.

In 2022, the Company embarked on an ambitious plan (the “Ambition Plan”) to become the industry leading solutions integrator. Our North America ambition can be described as follows:

Services Business Model	Portfolio Optimization	Sales Transformation	Market-leading Profitability
An efficient and effective services model that utilizes our teammates’ expertise to serve our highest-priority clients	A focused and intentional portfolio of services and solutions that allows us to deliver long-term value to our clients and to Insight	A sales model that drives our top line with our technology and solutions clients while coordinating contributions from multiple teammates in a team selling environment.	An economic structure that empowers our teams to make effective decisions with full context while ensuring Insight benefits from the value we generate for our clients and partners.
Management’s more specific goals for the Ambition Plan are to (a) accelerate attainment of North America EFO Margin in 2024, (b) incentivize and motivate key leaders to align to the Ambition Plan to achieve the EFO Margin metric for North America, (c) restructure the Company’s business model to become the leading solutions integrator, and (d) increase shareholder value.
In order to incentivize and motivate key leaders to align with the Ambition Plan, on March 13, 2023, the Compensation Committee approved one-time equity incentive grants to eligible employees in connection with management’s goals to accelerate attainment of the Ambition Plan goals. Ambition Plan grants (the “Ambition Equity Incentive Grants”) are in addition to the Company’s annual equity-based incentive plan awards program. The performance period for attainment of the Ambition Equity Incentive Grant is two years beginning on January 1, 2023, and ending on December 31, 2024. For eligible SVPs and above, 50% of the grant will vest on March 15, 2025, two years following the grant date of March 15, 2023, and the remaining 50% will vest following an additional service period of 12 months on March 15, 2026. If the performance goals are achieved, a multiplier will be applied to the Ambition Equity Incentive Grants awarded based on the Company’s stock price performance, which will be assessed by comparing the Company’s cumulative two-year absolute TSR attainment versus the targets set forth below. Failure to meet the TSR goals would result in forfeiture of the Ambition Equity Incentive Grants for Named Executive Officers. The TSR targets and multipliers for the Ambition Equity Incentive Grants are as follows*:

Cumulative 2-year TSR	Multiplier
69.0% and above	300.0%
32.0%	100.0%
10.0%	10.0%
Less than 10.0%	—%
* Note payouts between performance levels will be determined based on straight line interpolation.

The purpose of the Ambition Equity Incentive Grants is to align eligible employees with the Company’s ambitious profitability goals and to accelerate the Company’s business transformation to becoming the leading solutions integrator while also driving a significant increase in shareholder value.
2023 Base Salary
The base salaries for 2023 for the Named Executive Officers increased consistent with the recommendations of the Compensation Consultant after analyzing peer and industry data. Accordingly, base salaries increased for Ms. Mullen (9%), Ms. Bryan (4%), Mr. Burger (4%), Mr. Morgado (4%) and Mr. Cowley (6%).
The table below sets forth the 2023 and 2022 annual base salary level for each of our Named Executive Officers:

Named Executive Officer	2023 Base Salary	2022 Base Salary
Joyce A. Mullen	$925,000	$850,000
Glynis A. Bryan	$676,000	$650,000
Dee Burger	$650,000	$625,000
James Morgado	$442,000	$425,000
Samuel C. Cowley	$530,000	$500,000
For 2023, the Compensation Committee provided an incentive plan for certain management level teammates, including our Named Executive Officers. Consistent with 2022, the 2023 target cash incentive compensation amounts are calculated as a percentage of base salary.

The following are the target percentages of base salary for our Named Executive Officers under the 2023 Cash Incentive Plan:

Named Executive Officer	Percentage of Base Salary at Target
Joyce A. Mullen	150%
Glynis A. Bryan	100%
Dee Burger	100%
James Morgado	55%
Samuel C. Cowley	75%

Under the 2023 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth
Joyce A. Mullen	50% (IEI)	25% (IEI)	25% (IEI)
Glynis A. Bryan	50% (IEI)	25% (IEI)	25% (IEI)
Dee Burger	50% (INA)	25% (INA)	25% (INA)
James Morgado	50% (IEI)	25% (IEI)	25% (IEI)
Samuel C. Cowley	50% (IEI)	25% (IEI)	25% (IEI)
The following considerations were reflected in our 2023 cash incentive plan:
•The 2023 cash incentive plan again includes performance measures for IEI EFO and INA EFO calculated consistent with 2022 (see “2022 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•Reflecting the continued focus of the Company on the strategic objective of driving growth in the higher margin services business, the 2023 cash incentive plan incorporates a performance measure for growth in Services GP for all Named Executive Officers, with IEI Services GP Growth and INA Services GP Growth calculated consistent with 2022 (see “2022 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•Reflecting the continued focus of the Company on emerging technology trends and the Company’s strategic objective of accelerating business performance with the cloud, the 2023 cash incentive plan incorporates a performance measure for growth in Cloud GP for all Named Executive Officers, with IEI Cloud GP Growth and INA Cloud GP Growth calculated consistent with 2022 (see “2022 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).

2023 Equity-Based Incentive Plan
For 2023, below are the approved dollar value targets for the annual equity-based incentive compensation for each of the Named Executive Officers based on the evaluation of market data provided by the Compensation Consultant as well as the other factors noted above in the section “Factors Considered in Compensation Deliberations.”

Named Executive Officer	2023 Target
Joyce A. Mullen	$4,000,000
Glynis A. Bryan	$1,750,000
Dee Burger	$1,000,000
James Morgado	$500,000
Samuel C. Cowley	$1,000,000

The 2023 equity-based awards for Named Executive Officers are 40% service-based and 60% performance-based and were approved on February 8, 2023. The service-based RSUs will vest in three equal annual installments beginning on February 20, 2024. The performance-based grants earned based on Non-GAAP Adjusted ROIC will vest in three equal annual installments beginning on February 20, 2024. The performance-based grants earned based on rTSR will cliff vest on February 20, 2026.
The Company’s Adjusted ROIC for the fiscal year ending December 31, 2023, is calculated on a basis consistent with how it was calculated for 2022. If the Company achieves less than 89% of its 2023 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 111% of its 2023 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2023.
The Company’s rTSR compares Insight’s 3-year cumulative stockholder return (i.e., change in stock price plus dividends which are assumed to be reinvested) versus each company in the 2023 rTSR peer group. The peer group is a custom group of 31 distribution and technology companies. The performance period is January 1, 2023, through December 31, 2025. For purposes of the rTSR calculation, the beginning and ending stock prices are each calculated based on the 20 trading days prior to the beginning and ending dates of the performance period. The table below sets forth the award payout schedule for our Named Executive Officers under the rTSR metric:

Percentile Rank	Percentage of Payout at Target(1)
≥ 80th percentile	200%
55th percentile	100%
30th percentile	50%
< 30th percentile	—
(1)     The payout percentage of target rTSR awards earned between award levels interpolates linearly with the Company's rTSR percentile rank among the defined peer group.
In determining the amount of equity-based incentive compensation for 2023, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s review of the Compensation Consultant’s analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, the Compensation Committee’s review of the Company’s 2023 budget, and in connection with implementation of the Company’s strategic plan, the Compensation Committee awarded service-based and performance-based RSUs, as described above to each of our Named Executive Officers.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater opportunities for performance-based short-term and long-term incentive compensation (cash and equity, respectively).
Ms. Mullen was appointed as Chief Executive Officer, effective January 1, 2022. Accordingly, the Compensation Committee approved a 42% increase in the 2022 base salary for Ms. Mullen, raising her base salary to $850,000. Ms. Mullen’s target annual cash incentive award opportunity is reflected as a percentage of base salary, which increased from 100% to 150%, resulting in Ms. Mullen’s 2022 target annual cash incentive award also increasing approximately 113% to $1,275,000. The dollar value of 2022 target equity-based compensation awards approved by the Compensation Committee for Ms. Mullen increased approximately 50% to $3,000,000. As a result, Ms. Mullen’s total target direct compensation opportunity for 2022 was $5,125,000 (compared to $3,200,000 in 2021). Ms. Mullen’s actual annual direct compensation earned for 2022 was 118% of the total target, or $6,037,492.

Other Elements of Our Executive Compensation Program
Severance Arrangements and Change in Control Provisions
Severance and change in control provisions are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. The Company applies double-trigger equity vesting acceleration in the event of a change-in-control. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”
Other Benefits
Our Named Executive Officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our Named Executive Officers are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our U.S. teammates. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.
We provide our executive officers with relatively limited perquisites, and we believe they are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our Named Executive Officers in the United States. The costs of perquisites and other personal benefits provided to our Named Executive Officers during 2022 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.

Clawback Policy
The Compensation Committee adopted an incentive compensation recovery, or “clawback,” policy that permits the Company, under certain objective circumstances, to recover incentive compensation paid on the basis of having met or exceeded financial performance goals. In the event of a material restatement of the Company’s financial statements, if a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, to the fullest extent called for by law, any applicable listing standard, or Company policy, require reimbursement of that portion of any cash bonus paid to, or RSUs earned by, such executive officer, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported. Pursuant to a new rule issued by the SEC in 2022, we intend to fully align our Company clawback policy with the requirements of the new mandatory clawback policy once NASDAQ listing standards are finalized.
Stock Ownership Guidelines
The Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee amended its stock ownership guidelines in February 2023 to require ownership of five times base salary for our President and Chief Executive Officer and three times base salary for our other executive officers to be achieved over a five-year transition period. Failure to meet or show sustained progress toward meeting the stock ownership guidelines may result in a reduction of future long-term incentive grants and may result in a requirement to retain some or all of the shares of common stock attained through Company grants of equity until the stock ownership guidelines are attained. As of December 31, 2022, all Named Executive Officers had attained their previously required ownership level.
Hedging, Short Sales and Pledging Policies
Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. As of December 31, 2022, none of our executive officers had pledged our securities. For a further description of these policies, please see “Corporate Governance — Hedging, Short Sales and Pledging Policies.”
Tax Considerations
For our 2022 tax year, Section 162(m) (“162(m)”) of the Internal Revenue Code (“IRC”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although, the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of stockholder value, irrespective of tax deductibility.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, at-risk performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s objective is to implement an executive compensation program that drives above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described in “Compensation Philosophy” and outlined below, which we believe are key contributors to our success:

Profitable Growth and Stockholder Value Creation
✓	✓	✓
Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, retain and motivate talent with a performance- and service-driven mindset.	Pay for Performance. A significant percentage of an executive’s compensation should be at-risk and directly aligned with Company performance, with a balance between short-term and long-term incentives.	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through Insight equity ownership.

Role of the Board, Compensation Committee and Our Named Executive Officers
The Compensation Committee is responsible for determining the annual cash compensation of our Chief Executive Officer and each of our other Named Executive Officers. In the case of the 2022 long-term equity-based incentives, the Compensation Committee was responsible for recommending to the Board for approval the targeted grant levels for each of our Named Executive Officers. Based on the recommendations of the Compensation Committee, the Board approved the 2022 long-term equity-based incentive awards. In setting or recommending, as applicable, the compensation of our President and Chief Executive Officer, the Compensation Committee considers its review of the President and Chief Executive Officer’s performance. In setting or recommending, as applicable, the compensation of our other Named Executive Officers, the Compensation Committee considers the Chief Executive Officer’s review of each executive officer’s performance and his or her recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from the Compensation Committee’s Independent Compensation Consultant
The Compensation Consultant provides executive compensation consulting services to the Compensation Committee. The Compensation Committee engaged the Compensation Consultant to review compensation adjustments for 2022 and 2023.

The Compensation Consultant provided services in connection with the development of the 2022 executive compensation plan, including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans, and trends in executive compensation, as well as analysis of the competitiveness of the Chief Executive Officer’s compensation. The Compensation Consultant also provided an assessment of the competitiveness of the Board’s compensation program against market (see “Director Compensation” elsewhere in this proxy statement for additional information). The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Committee reviewed the independence of the Compensation Consultant under NASDAQ and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

Comparison Peer Groups
To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data from multiple peer groups of companies as well as general industry survey data. As described above, the Compensation Committee has asked the Compensation Consultant to advise the Compensation Committee on all matters related to executive compensation. During 2021 and 2022, the Compensation Consultant provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s Named Executive Officers.
The Compensation Consultant has advised the Compensation Committee on a wide range of issues, including, without limitation, competitive market data at the time of hire and at the time of promotions for specific positions. The principles from the Compensation Consultant’s 2021 and 2022 studies, which were used as a basis to set 2023 executive compensation, generally measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below, plus a broader database where the other groups might not provide adequate comparisons. The 2022 market analyses relied on comparison groups with the modifications described below. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of the Compensation Consultant.
The primary characteristics of the comparison groups were:

Peer Group Characteristics
✓
First, a smaller group of companies that we consider to be our primary competitors, particularly with respect to competition for talent, customers or suppliers (the “Technology Distribution Peer Companies”). The Technology Distribution Peer Companies, which comparison group was used to assess compensation levels for the Chief Executive Officer and Chief Financial Officer, includes publicly-traded technology distribution companies.

✓	Second, a larger group of companies in the broader distribution business with comparable business and financial characteristics (the “Broad Industry Peer Group”). The Broad Industry Peer Group, which comparison group was used to assess compensation levels for the Chief Executive Officer, Chief Financial Officer and President, Insight North America, includes publicly-traded companies from the technology, technology distribution and broader distribution industries (e.g., food distribution, healthcare distribution, capital goods, etc.).

✓	Third, a broad database to provide a reference point where the other groups might not provide adequate comparisons (the “Broad Market Database”). The Broad Market Database was used to assess compensation levels for all of the Company’s most senior executives, including the Company’s Named Executive Officers, and includes publicly-traded companies from a group of cross-industry companies (excluding companies from financial, insurance and energy industries).

While the Technology Distribution Peer Companies are competitors and are close comparisons in terms of sales and market capitalization, it is a relatively small group of companies. Moreover, the Broad Industry Peer Group and the Broad Market Database are not limited to companies that are competitors for talent, customers or suppliers. Accordingly, the Company does not necessarily consider these groups to be comparison groups for competitive purposes other than as an analysis of the compensation of the Company’s most senior executives.
Peer Companies - 2023 Executive Pay Levels
The Compensation Committee used the Compensation Consultant’s December 2022 Executive Compensation Benchmarking Review, which included other relevant sources of information, such as existing pay levels and other publicly available information (e.g., Equilar, AON, and data sourced from proxy statements and Form 8-K filings) (the “2022 study”) about trends in executive compensation, in setting compensation for executives for 2023. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.
The Compensation Consultant’s 2022 study review measured the competitiveness of the Company’s compensation relative to the Technology Distribution Peer Group and the Broad Industry Peer Group. The companies included in the Technology Distribution Peer Group in the Compensation Consultant’s 2022 study were as follows:

Technology Distribution Peer Group
Arrow Electronics, Inc.	NCR Corporation
Avnet, Inc.	PC Connection, Inc.
Belden Inc.	Sanmina Corporation
CDW Corporation	ScanSource, Inc.
CommScope Holding Co.	Rackspace Technology, Inc.
ePlus Inc.	WESCO International, Inc.
Jabil Inc.
The companies included in the Technology Distribution Peer Group in the 2022 study are all publicly-traded companies with revenues of less than $38 billion. The median revenue of this comparison group in 2022 was $8.5 billion, and the median market cap was $3.6 billion.
The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2022 study were all of the companies in the Technology Distribution Group plus the following:

Broad Industry Peer Group
Applied Industrial Technologies, Inc.	Patterson Companies, Inc.
Diebold Nixdorf, Incorporated	Rush Enterprises, Inc.
Genuine Parts Company	SpartanNash Company
GMS Inc.	United Natural Foods, Inc.
Henry Schein, Inc.	Univar Solutions Inc.
MRC Global Inc.	Watsco, Inc.
MSC Industrial Direct Co., Inc.	W.W. Grainger, Inc.
The companies included in the Broad Industry Peer Group in the 2022 study are all publicly-traded companies with revenues from $3.3 billion to $29.0 billion. The median revenue of this comparison group in 2022 was $7.7 billion, and the median market cap was $3.5 billion.

Peer Companies - 2022 Executive Pay Levels
In setting compensation levels for Named Executive Officers for 2022, the Company reviewed the analysis from the Compensation Consultant’s December 2021 Executive Compensation Benchmarking Review, which also included other relevant sources of information, such as existing pay levels and other publicly available information (e.g., Equilar, AON, and data sourced from proxy statements and Form 8-K filings) (the “2021 study”). The Technology Distribution Peer Group and Broad Industry Peer Group used for the 2021 study were as follows:

Technology Distribution Peer Group
Avnet, Inc.	NCR Corporation
Belden Inc.	PC Connection, Inc.
CDW Corporation	Sanmina Corporation
CommScope Holding Co.	ScanSource, Inc.
ePlus Inc.	SYNNEX Corp.
Jabil Inc.	WESCO International, Inc.

The companies included in the Technology Distribution Peer Group in the 2021 study are all publicly-traded companies with revenues of less than $32 billion. The median revenue of this comparison group in 2022 was $7.8 billion, and the median market cap was $3.2 billion.

The companies included in the Broad Industry Peer Group comparison group in the compensation consultant’s 2021 study were all of the companies in the Technology Distribution Peer Group plus the following:

Broad Industry Peer Group
Applied Industrial Technologies, Inc.	Performance Food Group Company
Diebold Nixdorf	Rush Enterprises, Inc.
Genuine Parts Company	SpartanNash Company
GMS, Inc.	United Natural Foods, Inc.
Henry Schein, Inc.	Univar Solutions, Inc.
MRC Global, Inc.	Watsco, Inc.
MSC Industrial Direct Co., Inc.	W.W. Grainger, Inc.
Patterson Companies, Inc.

The companies included in the Broad Industry Peer Group in the 2021 study are all publicly-traded companies with revenues from $2.7 billion to $29.7 billion. The median revenue of this comparison group in 2022 was $7.2 billion, and the median market cap was $3.6 billion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.
Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard E. Allen, Chair
Bruce W. Armstrong
Alexander L. Baum
Linda M. Breard
Catherine Courage
Anthony Ibargüen
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

2022 EXECUTIVE COMPENSATION

2022 Summary Compensation Table (SCT)
The following table provides information regarding the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2022, 2021 and 2020.

Name And Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Joyce A. Mullen, President, Insight North America(4)	2022	850,000	—	3,258,530	2,093,550	15,570	6,217,650
	2021	600,000	—	2,000,121	676,800	7,525	3,284,446
	2020	123,077	—	3,000,013	—	400,000	3,523,090
Glynis A. Bryan, Chief Financial Officer	2022	650,000	—	1,955,245	1,067,300	15,964	3,688,509
	2021	612,000	—	1,500,102	744,804	6,814	2,863,720
	2020	600,000	—	1,000,042	1,057,200	9,664	2,666,906
Dee Burger, President, Insight North America(5)	2022	417,500	250,000	3,086,558	746,490	9,328	4,509,876
James Morgado, Senior Vice President of Finance (6)	2022	425,000	200,000	1,551,908	383,818	107,844	2,668,570
Samuel C. Cowley, Senior Vice President, General Counsel and Secretary	2022	500,000	—	977,673	574,700	16,132	2,068,505
	2021	433,400	—	600,033	342,920	12,507	1,388,860
	2020	425,000	—	700,039	486,753	129,919	1,741,711
(1)These amounts reflect the grant date fair value of the equity-incentive awards granted to our Named Executive Officers computed in accordance with FASB ASC Topic 718. The incentive awards are granted in the form of services-based RSUs and performance-based RSUs.
For 2022 awards granted in the form of service-based RSUs and performance-based RSUs subject to ROIC, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 15, 2022 of $97.25, on February 18, 2022, of $99.84, and on June 15, 2022, of $93.75, respectively, per share multiplied by the number of shares subject to the RSU awards. For 2022 awards granted in the form of performance-based RSUs subject to rTSR, the grant date fair value was computed on the probable outcome of the performance conditions based on a Monte Carlo simulation and the grant date estimate of compensation cost to be recognized over the performance period which was 134.4% of target or $134.23 per share for the February awards granted and 128.8% of target or $120.77 per share for the June awards granted. With respect to the performance-based RSUs subject to rTSR, they are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 818 and therefore, they have no maximum grant date fair values that differ from the grant date fair values. For the 2022 performance-based awards subject to ROIC, the value in the table represents target level of achievement, which is considered the probable outcome. The maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Ms. Mullen, Ms. Bryan, Mr. Burger, Mr. Morgado, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $4,008,528, $2,405,324, $3,386,558, $1,701,968, and $1,202,712, respectively. As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs subject to ROIC for all Named Executive Officers for 2022 was 112.5% of the target number.
For 2021 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 19, 2021, of $83.57 and on November 10, 2021, of $104.76, respectively, per share multiplied by the number of shares subject to the RSU awards. For the 2021 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Ms. Joyce, Ms. Bryan, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $2,600,075, $2,100,134, and $960,052, respectively. The actual award level for performance-based RSUs for all Named Executive Officers for 2021 was 87.5% of the target number.
For 2020 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2020, of $58.93, on November 10, 2020, of $68.47 and on December 10, 2020, of $73.27, respectively, per share multiplied by the number of shares subject to the RSU awards. For the 2020 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Ms. Mullen, Ms. Bryan, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $2,600,154, $2,100,134, and $960,052, respectively.
For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.
(2)Non-Equity Incentive Plan Compensation represents bonuses earned by Named Executive Officers under the 2022, 2021 and 2020 annual cash incentive plans, respectively. The cash incentive plan compensation for 2022 was paid to the Named Executive Officers prior to March 29, 2023.
(3)All Other Compensation for 2022 represents payments to:
•Ms. Mullen for expenses incurred related to matching contributions to her 401(k) and a discretionary contribution to her health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Ms. Bryan for expenses incurred related to premium payments made on her behalf for long-term disability insurance and a discretionary contribution to her health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Mr. Burger for expenses incurred related to matching contributions to his 401(k) and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Mr. Morgado for expenses incurred related to matching contributions to his 401(k) and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite. Mr. Morgado also received relocation benefits of $100,000.
•Mr. Cowley for expenses incurred related to matching contributions to his 401(k) and premium payments made on his behalf for long-term disability insurance. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
(4)Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.
(5)Mr. Burger joined the Company effective May 2, 2022. For 2022, his cash incentive is prorated based on his date of hire.
(6)Mr. Morgado joined the Company effective January 17, 2022.
(7)Reflects a one-time signing bonus for Mr. Morgado and 50% of a one-time signing bonus for Mr. Burger. The payment of the balance of the signing bonus payable to Mr. Burger will occur in 2023, subject to his continued employment.

2022 Grants of Plan-Based Awards Table
The following table provides information regarding each plan-based award granted to our Named Executive Officers in 2022 under the 2022 cash incentive plan and under the Company’s 2020 Omnibus Plan.

			Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce A.			478,125	1,275,000	2,550,000	—	—	—	—	—
Mullen(4)	2/20/2022	2/15/2022	—	—	—	939	7,512	15,024	—	749,998
	2/20/2022	2/15/2022	—	—	—	3,756	7,512	15,024	—	1,008,336
	2/20/2022	2/15/2022	—	—	—	—	—	—	15,026	1,500,196
Glynis A.			243,750	650,000	1,300,000	—	—	—	—	—
Bryan	2/20/2022	2/15/2022	—	—	—	564	4,508	9,016	—	450,078
	2/20/2022	2/15/2022	—	—	—	2,254	4,508	9,016	—	605,109
	2/20/2022	2/15/2022	—	—	—	—	—	—	9,015	900,058
Dee			156,563	417,500	835,000	—	—	—	—	—
Burger(5)	6/15/2022	3/10/2022	—	—	—	399	3,200	6,400	—	300,000
	6/15/2022	3/10/2022	—	—	—	1,600	3,200	6,400	—	386,464
	6/15/2022	3/10/2022	—	—	—	—	—	—	25,601	2,400,094
James			87,656	233,750	467,500	—	—	—	—	—
Morgado(6)	2/20/2022	2/15/2022	—	—	—	189	1,503	3,006	—	150,060
	2/20/2022	2/15/2022	—	—	—	752	1,503	3,006	—	201,748
	2/15/2022	11/13/2021	—	—	—	—	—	—	10,283	1,000,022
	2/20/2022	2/15/2022	—	—	—	—	—	—	2,004	200,079
Samuel C.			131,250	350,000	700,000	—	—	—	—	—
Cowley	2/20/2022	2/15/2022	—	—	—	282	2,254	4,508	—	225,039
	2/20/2022	2/15/2022	—	—	—	1,127	2,254	4,508	—	302,554
	2/20/2022	2/15/2022	—	—	—	—	—	—	4,508	450,079
(1)Represents awards under the 2022 cash incentive plan discussed under the heading “2022 Cash Incentive Plan” of the CD&A section in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each Named Executive Officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.
(2)Pursuant to the 2022 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made on February 15, 2022, February 20, 2022, and June 15, 2022, as applicable. For the 2022 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. The actual award level for 2022 performance-based RSUs subject to ROIC was 112.5% of the target number of RSUs. The actual award level for the 2022 performance-based RSUs subject to rTSR will be determined as of December 31, 2024.
(3)For the 2022 performance-based RSUs subject to ROIC, the grant date fair value of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 18, 2022 of $99.84 per share and on June 15, 2022 of $93.75 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. The actual award level for 2022 was 112.5% of the target number of performance-based RSUs. For the 2022 performance-based RSUs subject to rTSR, the grant date fair value was computed in accordance with FASB ASC Topic 718. For the 2022 awards that did not have performance conditions and all other stock awards granted in 2022, the grant date fair value for the awards was calculated based on the closing price of the Company’s common stock on February 15, 2022 of $97.25, February 18, 2022 of $99.84, and on June 15, 2022 of $93.75, respectively, per share multiplied by the number of service-based RSUs granted, as applicable. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.
(4)Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.
(5)Mr. Burger joined the Company effective May 2, 2022.
(6)Mr. Morgado joined the Company effective January 17, 2022.

2022 Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes outstanding equity awards held by each Named Executive Officer on December 31, 2022.

	Stock Awards
Name	Total Number of Shares or Units of Stock that are Earned but have Not Vested (#)(1)	Total Market Value of Shares that are Earned but have Not Vested (#)(2)	Total Number of Unearned Performance-based Shares at Have Not Vested (#)(1)	Total Market Value of Unearned Performance-based Shares that Have Not Vested (#)(2)
Joyce A. Mullen	53,019	5,316,215	7,512	753,228
Glynis A. Bryan	38,810	3,891,479	4,508	452,017
Dee Burger	29,200	2,927,884	3,200	320,864
James Morgado	13,979	1,401,674	1,503	150,706
Samuel C. Cowley	17,161	1,720,733	2,254	226,009
(1)Under various service-based equity incentive compensation programs, our Named Executive Officers have received varying levels of grants of (i) service-based RSUs that vest ratably over two or three years, (ii) performance-based RSUs based on ROIC with a one-year performance period, with earned shares that vest ratably over three years, and (iii) performance-based RSUs based on rTSR with a three-year performance period with cliff vesting.
Pursuant to the 2022 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February and June 2022. For the 2022 performance-based awards subject to ROIC, the number of actual performance-based RSUs ultimately awarded was 112.5% of the target, as actual Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2022. As of December 31, 2022, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. For 2022 performance-based awards subject to rTSR, the performance measure set for these shares was based on the Company’s rTSR performance over the period January 1, 2022 through December 31, 2024, compared to the rTSR comparator Companies.
Pursuant to the 2021 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February and November 2021. For the 2021 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 87.5% of the target, as actual Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2021. As of December 31, 2022, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.
Pursuant to the 2020 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February, November and December 2020. For the 2020 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 125% of the target, as actual Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2020. As of December 31, 2020, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.
The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date and subject to final performance attainment.

Name	02/23	06/23	11/23	02/24	06/24	11/24	01/25	02/25	06/25	11/25
Joyce A. Mullen	11,952	—	16,992	11,951	—	2,386	7,512	7,352	—	2,386
Glynis A. Bryan	20,158	—	1,193	10,184	—	1,193	4,508	4,889	—	1,193
Dee Burger	—	13,290	—	—	13,289	—	3,200	—	2,621	—
James Morgado	4,660	—	—	4,660	—	—	1,503	4,659	—	—
Samuel C. Cowley	9,006	—	—	5,591	—	—	2,254	2,564	—	—
(2)Represents the value based upon the number of shares awarded multiplied by the closing price on December 30, 2022 stock (December 31, 2022 was not a trading day) of $100.27 per share.

2022 Stock Vested Table
The following table sets forth information with respect to shares of Company common stock acquired through vesting of RSUs and the number of shares acquired and value realized on vesting by the Named Executive Officers during 2022. There were no outstanding stock options in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Joyce A. Mullen	20,284	2,007,823
Glynis A. Bryan	21,197	2,115,091
Dee Burger	—	—
James Morgado	—	—
Samuel C. Cowley	10,640	1,062,434
(1)During 2022, the stock awards (all RSUs) that vested for the Named Executive Officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the Named Executive Officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the Named Executive Officers. The net number of shares acquired by Mr. Mullen, Ms. Bryan, and Mr. Cowley on vesting was 11,929, 13,137, and 7,424, respectively. Mr. Burger and Mr. Morgado’s shares did not vest in 2022.

2022 Chief Executive Officer Pay Ratio
Pursuant to SEC rules, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer for 2022. We calculated the total compensation for both using the same methodology. The 2022 annual total compensation for the Chief Executive Officer and our median employee were $6,217,650 and $74,881, respectively.  The ratio of annual total compensation for our Chief Executive Officer to that of our median employee was 83 to 1.
In determining the median employee for 2022, we used the same Company employee as in 2020 given that there had not been changes in the Company since then that would reasonably affect the pay ratio disclosure. In determining the median employee for 2020, we referred to our worldwide payroll rosters of employees on December 31, 2020, which included information on base wages, bonuses, and commissions. The payroll rosters totaled to 10,727 employees, consisting of 6,850 U.S. employees and 3,877 non-U.S. employees. In accordance with the “de minimis” exemption adjustment permitted under SEC rules, employees from the following countries, comprising less than 5% of the total population of employees, were excluded from the population based on management’s judgment: Austria (20 employees), Belgium (48 employees), India (67 employees), Singapore (29 employees), Sweden (39 employees), and Switzerland (5 employees). Before giving effect to such exemption, the total number of employees consisted of 6,850 U.S. employees and 4,085 non-U.S. employees. Foreign compensation was converted to U.S. dollars at the average exchange rate over the 12 month period. Compensation amounts for employees newly hired during 2020 were annualized based on actual pay in 2020.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our CEO and to our non-CEO Named Executive Officers (NEOs) and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

					Value of Initial Fixed $100 Investment Based On:(4)
Year	Summary Compensation Table for CEO($)	Compensation Actually Paid to CEO(1)(3) ($)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)	Average Compensation Actually Paid to Other Named Executive Officers(2)(3) ($)	Cumulative TSR* ($)	Peer Group Cumulative TSR* ($)	Net Income($)	Company Selected Measure - Adjusted Non-GAAP ROIC(5)
2022	6,217,650	5,877,012	3,233,865	3,191,053	142.65	122.55	280,608,000	15.94%
2021	6,638,325	10,466,880	2,212,425	3,158,776	151.66	152.67	219,345,000	14.01%
2020	7,402,139	8,896,986	2,438,357	2,744,670	108.25	121.27	172,640,000	12.59%
1.Joyce A. Mullen served as our CEO in 2022 and Kenneth T. Lamneck was our CEO in 2021 and 2020.
2.For 2022, our non-CEO Named Executive Officers were Glynis A. Bryan, Dee Burger, James Morgado and Samuel C. Cowley. For 2021, our non-CEO Named Executive Officers were Glynis A. Bryan, Joyce A. Mullen, Emma de Sousa and Samuel C. Cowley. For 2020, our non-CEO Named Executive Officers were Glynis A. Bryan, Joyce A. Mullen, Wolfgang Ebermann and Samuel C. Cowley.

CEO	Kenneth T. Lamneck	Kenneth T. Lamneck	Joyce A. Mullen
Year	2020	2021	2022
Summary Compensation Table Total for CEO	$7,402,139	$6,638,325	$6,217,650
Equity values reported in SCT	(3,750,011)	(3,750,037)	(3,258,530)
Fair value of equity compensation granted in current year - value at year end	5,568,342	4,424,646	3,259,344
Awards made in prior fiscal years that were unvested at the end of the current fiscal year, add/subtract change in fair value from end of prior fiscal year to end of current fiscal year	525,631	2,555,090	(187,001)
Awards made in prior fiscal years that vested during current fiscal year, add/subtract change in fair value from end of prior fiscal year to vesting date	(849,115)	598,856	(154,451)
Compensation Actually Paid to CEO	$8,896,986	$10,466,880	$5,877,012

Average for Non-CEO NEOs	2020	2021	2022
Average SCT Total for Non-CEO NEOs	$2,438,357	$2,212,425	$3,233,865
Equity values reported in SCT	(1,337,538)	(1,112,583)	(1,892,846)
Fair value of equity compensation granted in current year - value at year end	1,694,772	1,251,910	1,957,516
Awards made in prior fiscal years that were unvested at the end of the current fiscal year, add/subtract change in fair value from end of prior fiscal year to end of current fiscal year	125,750	596,432	(55,134)
Awards made in prior fiscal years that vested during current fiscal year, add/subtract change in fair value from end of prior fiscal year to vesting date	(176,671)	210,592	(52,348)
Average Compensation Actually Paid to Non-CEO NEOs	$2,744,670	$3,158,776	$3,191,053
4.    The Peer Group TSR set forth in this table utilizes an industry benchmark index, which we also utilize in the stock performance graph required by Item 201(e) of SEC Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022.
5.    Please see Appendix A for Adjusted Non-GAAP ROIC from Adjusted consolidated EFO calculation. In 2021 and 2020, the Adjusted Non-GAAP EFO used in the Adjusted Non-GAAP ROIC calculation did not exclude amortization of intangible assets of $32.0 million and $37.5 million, respectively.

Description of Relationship Between CEO and Non-CEO Named Executive Officers Compensation Actually Paid and Insight TSR
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO Named Executive Officers, and Insight’s cumulative TSR over the three most recently completed fiscal years.
Description of Relationship Between CEO and Non-CEO Named Executive Officers Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO Named Executive Officers and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between CEO and Non-CEO Named Executive Officers Compensation Actually Paid and Adjusted Non-GAAP ROIC
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO Named Executive Officers, and the Company selected financial measure - Adjusted Non-GAAP ROIC over the three most recently completed fiscal years.

Tabular List
The following table presents the financial measures that the Company considers having been the most important in linking compensation actually paid to our CEO and non-CEO Named Executive Officers during 2022 to Company performance.

Performance Measures
Adjusted Non-GAAP ROIC from Adjusted Non-GAAP EFO
Adjusted Non-GAAP EFO
Cloud and Services GP growth

Employment Agreements, Severance and Change in Control Provisions
Our employment agreements with our executive officers and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our Named Executive Officers provide for continually renewing terms (one year for Messers. Burger, Morgado, and Cowley and Ms. Mullen and two years for Ms. Bryan). All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control of the Company plus a triggering termination under the change of control agreement), including stock awards under the terms of the 2020 Omnibus Plan. Additionally, beginning with grants to all employees in February 2015, upon termination of service by reason of death, any portion of service-based RSUs and, after the completion of the performance period for all performance-based awards, any portion of performance-based awards remaining unvested on that date, which would have vested through the first anniversary of the date of death become fully exercisable and vested effective immediately prior to the employee’s death.
The Company’s employment agreements with its Named Executive Officers are intended to comply with Section 409A of the IRC. The material terms of the employment agreements with our Named Executive Officers that were in effect during 2022 are as follows:
Joyce A. Mullen
(i)Effective as of October 14, 2021.
(ii)A severance payment upon termination of employment “without cause” or termination by Ms. Mullen for “good reason,” as those terms are defined in the agreement, payable upon termination in equal installments over a period of 24 months in accordance with the Company’s regular pay practices, equal to two times her annual base salary, plus two times the annual cash incentive bonus for the immediately preceding fiscal year, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 18 months following the date of termination.
(iii)A severance payment following a “change in control” of the Company if Ms. Mullen terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to 2.5 times her highest annual base salary in effect during the term of the agreement plus 2.5 times her annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable upon termination in a single lump sum, vesting of all equity-based awards, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 18 months following the date of termination. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Ms. Mullen’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary payable within 30 days of termination plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable the time other bonuses are payable.
(v)The agreement also provides for non-disclosure by Ms. Mullen of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Ms. Mullen upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2022:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$5,147,150	$—	$43,307	$5,190,457
Change in Control – Involuntary Termination	5,910,550	6,069,443	43,307	12,023,300
Change in Control – Without Termination	—	6,069,443	—	6,069,443
Disability	2,306,050	—	—	2,306,050
Death	2,306,050	4,636,381	—	6,942,431
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 30, 2022 stock (December 31, 2022 was not a trading day) of $100.27 per share.

Glynis A. Bryan
(i)Effective as of January 1, 2009.
(ii)A severance payment upon termination of employment “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.
(iii)A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits. All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.
(iv)In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.
(v)The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below summarizes the potential payments and benefits to Ms. Bryan upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2022:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$3,424,500	$—	$30,847	$3,455,347
Change in Control – Involuntary Termination	4,481,700	4,343,496	53,982	8,879,178
Change in Control – Without Termination	—	4,343,496	—	4,343,496
Disability	1,292,300	—	—	1,292,300
Death	1,292,300	3,181,330	—	4,473,630
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 30, 2022 stock (December 31, 2022 was not a trading day) of $100.27 per share.

Dee Burger

(i)Effective as of March 15, 2022.
(ii)A severance payment upon termination of employment “without cause” or termination by Mr. Burger for “good reason,” as those terms are defined in the agreement, payable upon termination in equal installments over a period of 12 months in accordance with the Company’s regular pay practices, equal to one times his annual base salary, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 12 months following the date of termination.
(iii)A severance payment following a “change in control” of the Company if Mr. Burger terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable upon termination in a single lump sum, vesting of all equity-based awards, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 12 months following the date of termination. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Mr. Burger’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary payable within 30 days of termination plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable within 60 days following the end of the year in which the termination occurred.
(v)The agreement also provides for non-disclosure by Mr. Burger of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Burger upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2022:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,371,490	$—	$21,087	$1,392,577
Change in Control – Involuntary Termination	1,371,490	3,248,748	21,087	4,641,325
Change in Control – Without Termination	—	3,248,748	—	3,248,748
Disability	902,740	—	—	902,740
Death	902,740	3,033,769	—	3,936,509
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 30, 2022 stock (December 31, 2022 was not a trading day) of $100.27 per share.

James Morgado

(i)Effective as of January 17, 2022.
(ii)A severance payment upon termination of employment “without cause” or termination by Mr. Morgado for “good reason,” as those terms are defined in the agreement, payable upon termination in equal installments over a period of 12 months in accordance with the Company’s regular pay practices, equal to one times his annual base salary, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 12 months following the date of termination.
(iii)A severance payment following a “change in control” of the Company if Mr. Morgado terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable upon termination in a single lump sum, vesting of all equity-based awards, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 12 months following the date of termination. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Mr. Morgado’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary payable within 30 days of termination plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable within 60 days following the end of the year in which the termination occurred.
(v)The agreement also provides for non-disclosure by Mr. Morgado of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Morgado upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2022:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$808,818	$—	$29,933	$838,751
Change in Control – Involuntary Termination	808,818	1,533,429	29,933	2,372,180
Change in Control – Without Termination	—	1,533,429	—	1,533,429
Disability	490,068	—	—	490,068
Death	490,068	1,432,456	—	1,922,524
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 30, 2022 stock (December 31, 2022 was not a trading day) of $100.27 per share.

Samuel C. Cowley
(i)Effective as of June 7, 2016.
(ii)A severance payment upon termination of employment “without cause” or termination by Mr. Cowley for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.
(iii)A severance payment following a “change in control” of the Company if Mr. Cowley terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Mr. Cowley’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.
(v)The agreement also provides for non-disclosure by Mr. Cowley of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Cowley upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2022:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,417,620	$—	$—	$1,417,620
Change in Control – Involuntary Termination	1,417,620	1,946,742	—	3,364,362
Change in Control – Without Termination	—	1,946,742	—	1,946,742
Disability	699,700	—	—	699,700
Death	699,700	1,423,214	—	2,122,914
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 30, 2022 stock (December 31, 2022 was not a trading day) of $100.27 per share.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022 regarding the number of shares of our common stock that may be issued under our equity compensation plans, which have been approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	643,660	(1)	—	(1)	2,200,747	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	643,660	(3)	—	(1)	2,200,747	(3)
(1)Represents the number of underlying shares of common stock at the target award level associated with outstanding RSUs under approved plans. For outstanding performance-based RSUs, if the maximum award levels are achieved, the number of securities to be issued upon exercise of the outstanding rights would be 678,334, and 2,166,063 securities would remain available for future issuance. The RSUs are excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)Shares of common stock remaining available for issuance under the 2020 Omnibus Plan.
(3)Subsequent to December 31, 2022, the Company’s annual grant of equity-based awards to certain employees was made on February 20, 2023, and the Company granted equity-based awards to certain employees on March 15, 2023, pursuant to the Ambition Incentive Plan. As such, the Company determined to supplement the table above with the information below. The following table sets forth certain information as of March 15, 2023, regarding the number of shares of our common stock that may be issued under our equity compensation plans, all of which were approved by security holders.

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
715,157	1,963,906

PROPOSAL 4 – Approval of the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan

We are asking stockholders to approve the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”), including the authority to issue 1,750,000 shares of common stock, par value $0.01 per share (“Stock”), of the Company under the ESPP. Our Board of Directors adopted the ESPP on March 31, 2023, subject to stockholder approval at the Annual Meeting.

If approved by the stockholders, the ESPP would become effective as of the date of such stockholder approval and will expire ten (10) years from such date, unless terminated earlier in accordance with the terms of the ESPP.

The Board believes that the ESPP will encourage broad employee stock ownership and align the employees’ economic interests with those of the Company’s stockholders.

The following description of the ESPP is a summary and is qualified in its entirety by reference to the full text of the ESPP, which is attached to this proxy statement as Appendix B. Any inconsistencies between this summary and the text of the ESPP will be governed by the text of the ESPP. Capitalized terms used but not otherwise defined in this Proposal shall have the meanings set forth in the ESPP.

Description of the ESPP

Purpose.

The purpose of the ESPP is to encourage and enable employees of the Company and certain designated subsidiaries to purchase Company stock through accumulated payroll deductions.

Administration.

The ESPP will be administered by the committee appointed by the Board of Directors to administer the ESPP (the “Committee”). The Committee has full and exclusive discretionary authority to construe and interpret the ESPP, to establish the length and timing of the Offering Periods, establish minimum and maximum contribution rates, establish new or change existing limits on the number of shares of Stock a Participant may elect to purchase if such limits are announced before the beginning of an Offering Period, adopt such rules and regulations to comply with laws of foreign jurisdictions to provide for participation for Eligible Employees who reside outside of the United States, correct any defect or reconcile any inconsistency existing in the ESPP, and make all determinations that may be required to administer the ESPP. Subject to Applicable Laws, the Committee may delegate any authority granted to it under the ESPP. The interpretation, decisions, and determinations of the Committee with respect to the ESPP are final, binding, and conclusive.

Eligibility.

All Eligible Employees may participate in the ESPP. For this purpose, an “Eligible Employee” means all employees of the Company and all employees of any Designated Subsidiary; provided, however, that the following employees of the Company and its Designated Subsidiaries are not eligible to participate in the ESPP: (i) employees who are citizens or residents of a foreign jurisdiction if the grant of an Option under the ESPP is prohibited under the laws of the foreign jurisdiction; and (ii) employees who are citizens or residents of a foreign jurisdiction in which compliance with the laws of the jurisdiction would cause the ESPP to violate Section 423 of the Code. An “Option” means the right granted to Participants to purchase shares of Stock pursuant to an offering made under the ESPP.

If the ESPP is approved by stockholders, approximately 9,300 employees, representing approximately 69% of the Company’s employees, including all of the executive officers, will be eligible to participate in the ESPP as of the initial Offering Period based on employment levels as of December 31, 2022.

Stock Subject to the ESPP.

If approved by stockholders, the total number of shares of Stock that will be reserved and available for purchase and delivery under the ESPP is 1,750,000, subject to the adjustment provisions included in the ESPP. Stock reserved for purchase and delivery under the ESPP may consist of authorized but unissued shares, treasury shares, or shares of Stock purchased on the open market. If any Option granted under the ESPP terminates without being exercised, the Stock not purchased under the Option will again become available for issuance under the ESPP.

Over-Subscribed Offerings.

If the total number of shares of Stock to be purchased by Participants on the last day of an Offering Period exceeds the total number of shares of Stock then reserved and available for purchase and delivery under the ESPP, the Committee will make a pro rata allocation of any shares of Stock that may be issued under the ESPP in as uniform and equitable a manner as is reasonably practicable.

Offering Periods.

The Offering Periods during which payroll deductions will be made and held for the purchase of Stock under the ESPP will last approximately ninety (90) days and will begin on the first Trading Day on or after February 18, May 18, August 18 and November 18 of each year. If the ESPP is approved by the stockholders, the first Offering Period will begin on or after August 18, 2023.

ESPP Participation.

Any individual who is an Eligible Employee during the Enrollment Period designated by the Committee for a particular Offering Period is eligible to participate in that Offering Period.

An Eligible Employee may become a Participant for an Offering Period by completing an enrollment form and submitting the form to the Company (or its designee), or by following an electronic or other enrollment process prior to the beginning of the Offering Period to which it relates. The enrollment form will authorize payroll deductions, which must be a whole percentage that is not less than one percent (1%) and not more than ten percent (10%) of the Participant’s Eligible Compensation. The payroll contribution rate elected by a Participant will continue in effect until it is terminated or otherwise modified by the Participant. At the end of each Offering Period, a Participant will be automatically re-enrolled for subsequent Offering Periods unless he or she files a notice of withdrawal, is withdrawn due to insufficient Eligible Compensation, Terminates Employment, or otherwise becomes ineligible to participate in the ESPP.

A Participant may increase or decrease the rate of his or her payroll deductions on one occasion during any Offering Period. The increase or decrease, as the case may be, will become effective as soon as practicable and will remain in effect for successive Offering Periods unless the Participant submits a new enrollment form for a later Offering Period, withdraws from the Plan, is withdrawn due to insufficient Eligible Compensation, Terminates Employment, or otherwise becomes ineligible to participate in the ESPP. A reduction of the Participant’s payroll contribution to zero shall be treated as a withdrawal from the Offering Period.

For purposes of the ESPP, the term “Eligible Compensation” generally means the fixed salary or base wages, commissions and any bonuses paid through the Company’s or a Designated Subsidiary’s payroll system for services actually rendered in the course of employment. Eligible Compensation is limited to amounts received by the Participant during the period he or she is participating in the ESPP and will be determined before deduction for any elections made by a Participant to reduce his or her salary or wages under any benefit plan (including any 401(k) plan, or any other welfare or retirement plan). Eligible Compensation does not include any other compensation including fringe benefits, employee discounts, stock-based compensation, overtime pay, severance pay, income from stock option exercises or the vesting or settlement of other equity awards, expense reimbursements or allowances, disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes on behalf of a Participant to any benefit plan.

Limitation on Stock Purchased in Any Offering Period.

Unless otherwise determined by the Committee, the total number of shares of Stock that may be purchased during any one Offering Period by any one Participant shall be 125 shares. In addition: (i) no Participant shall be granted an Option to purchase shares of Stock under the ESPP if such Option would permit the Participant to accrue rights to purchase Stock under all employee stock purchase plans (as defined in Section 423 of the Code) sponsored by the Company or any Subsidiary at a rate which exceeds $6,250 of the Fair Market Value of such shares (determined at the time the Options are granted) during anyone Offering Period, not to exceed $25,000 in any one calendar year in which such Options are outstanding; and (ii) no Participant will be granted an Option under this ESPP if such Participant (or any other person whose stock would be attributed to the Participant under Section 424(d) of the Code), would, immediately after the grant, own five percent (5%) or more of the total combined voting power or value of all classes of Stock of the Company or any of its Subsidiaries.

Purchase Price.

Unless otherwise determined by the Committee, the Purchase Price Per Share of Stock under the ESPP is 95% of the Fair Market Value of one share of Stock on the Purchase Date. The Committee may adjust the Purchase Price Per Share prior to the beginning of any Offering Period, provided that it will never be less than 85% of the Fair Market Value of one share of Stock on the Purchase Date.

Purchase of Stock.

The payroll contributions of each Participant will be credited to an Account maintained on behalf of such Participant. On each Purchase Date, each outstanding Option will be exercised automatically and each Participant’s accumulated payroll deductions will be applied to the purchase of whole shares of Stock, subject to the limitations set forth in the ESPP. Any amounts that remain credited to a Participant’s Account on any Purchase Date shall be carried forward to the next Offering Period unless the Participant withdraws from the ESPP, is withdrawn from the ESPP due to insufficient Eligible Compensation, Terminates Employment, or otherwise becomes ineligible to participate in the ESPP.

Transferability.

A Participant’s Option may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns, or transfers his or her Options, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

Withdrawal.
If a Participant wishes to cease participation in the ESPP, the Participant must deliver a withdrawal notice to the Company (or its designee) at least fifteen (15) days prior to the Purchase Date. Enrollment will also terminate upon a Participant’s Termination of Employment or death. Upon termination of enrollment, any outstanding Options will be immediately terminated, and the amounts held in the Participant’s Account will be refunded as soon as practicable thereafter.

If, in any Offering Period, a Participant has no Eligible Compensation or his or her Eligible Compensation is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then the Participant will be withdrawn from the

Offering Period and the Participant’s entire Account shall be refunded in cash as soon as practicable thereafter.

A Participant who voluntarily withdraws from any Offering Period or whose participation is withdrawn as a result of insufficient Eligible Compensation is not eligible to re-enroll in the Plan for a period of ninety (90) days following the date of such withdrawal.

Plan Costs.

The Company and its Subsidiaries will pay costs and expenses incurred in the administration of the ESPP and the maintenance of Accounts and will pay brokerage fees and commissions for purchases. Neither the Company nor its Subsidiaries will pay brokerage fees and expenses relating to sales by Participants, and Participants may be charged reasonable fees for withdrawals of share certificates and other specified services.

Adjustment Provisions.

The amount of Stock reserved for purchase and delivery under the ESPP is subject to adjustment in the event of certain changes in capital structure. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Stock, or any similar corporate transaction or event in respect of the Stock, the Committee shall make a proportionate adjustment in: (i) the number and class of shares of Stock made available for purchase under the ESPP, and any other similar numeric limit expressed in the ESPP; (ii) the number, amount and class of Stock subject to any then-outstanding Options; (iii) the Purchase Price Per Share of any then-outstanding Options; and/or (iv) any other terms of the ESPP or any then-outstanding Options that are affected by the event. Any adjustments made pursuant to the ESPP shall be made in a manner consistent with the requirements of Applicable Laws, including, without limitation, Section 423 and Section 424 of the Code.

Corporate Transactions.

If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital Stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or if the Company is liquidated, then all outstanding Options under the ESPP shall be automatically exercised immediately prior to the consummation of such transaction by causing all amounts credited to each Participant’s Account to be applied to purchases subject to the limitations set forth in the ESPP.

Acquisitions or Dispositions.

Subject to the terms of the ESPP and Section 423 of the Code, the Committee may create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business, by merger, reorganization, or purchase of assets and may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company.

Amendment and Termination.

The Committee may, at any time and from time to time, terminate, amend, or modify the ESPP, except stockholder approval must be obtained to the extent necessary to comply with Applicable Laws, regulations, or rules of the stock exchange on which shares of Stock are then listed. In the event the ESPP is terminated, any outstanding Offering Periods and the Options granted pursuant thereto will be terminated and the amounts held in each affected Participant’s Account will be refunded in cash as soon as practicable thereafter.

Federal Income Tax Information.

The following is a brief summary of certain federal income tax consequences of certain transactions under the ESPP based on federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local, or foreign income tax consequences which may also be applicable.

(1) The amount of each Participant’s payroll contributions under the ESPP will be taxable as ordinary income to the Participant. A Participant will not recognize any ordinary income upon the grant of an Option or upon the purchase of Stock at the end of an Offering Period.
(2) If the Participant disposes of the Stock purchased under the ESPP prior to the later of: (i) two (2) years after the date the Option is granted, and (ii) one (1) year from the date the Stock was purchased, the Participant will recognize ordinary income in an amount equal to the Fair Market Value of the Stock on the date of purchase minus the amount the Participant paid for the Stock.
(3)If the Participant disposes of the Stock after satisfying the holding period described in (2) above, then at the time the Participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of: (i) the Fair Market Value of the Stock on the first day of the Offering Period minus the amount of the Participant paid for the Stock, and (ii) the Fair Market Value of the Stock on the date of disposition minus the amount the Participant paid for the Stock.
(4) In addition, the Participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount received upon such disposition and the Participant’s basis in the Stock (i.e., the purchase price plus the amount, if any, recognized by the Participant as ordinary income, as described in (2) and (3) above).
(5) If the statutory holding period described in (2) and (3) above is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of Stock applicable to such Participant. If such statutory holding period is not satisfied, the Company should be entitled to a tax deduction in an amount equal to the amount recognized by the Participant as ordinary income.

The foregoing provides only a general description of the application of federal income tax laws to the ESPP. Because of the complexities of the tax laws, Participants are encouraged to consult a tax advisor as to their individual circumstances.

New Plan Benefits.

Benefits under the ESPP cannot be determined at this time because the amounts set aside as payroll deductions will depend on voluntary actions by each Participant and the Fair Market Value of the Stock at various future dates. Consequently, it is not possible to determine the future benefits that will be received by Participants.

Vote Required.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the resolution is required for approval of the ESPP. The Board of Directors has unanimously approved the ESPP and believes it to be in the best interests of Insight and our Stockholders. If the ESPP is approved by stockholders at the Annual Meeting, we anticipate filing a Form S-8 registration statement with the SEC shortly after the annual meeting to register the shares authorized for issuance thereunder.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INSIGHT ENTERPRISES, INC. 2023 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5 – Ratification of Independent Registered Public Accounting Firm
The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2023. KPMG is currently the Company’s independent registered public accounting firm.
Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We have been advised that a representative of KPMG will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

AUDIT COMMITTEE REPORT
The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of NASDAQ and under SEC rules and each of Mr. Allen and Ms. Breard has been designated as an “audit committee financial expert” by the Board of Directors.
Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. KPMG is also responsible for issuing an attestation report on the effectiveness of the Company’s internal controls over financial reporting based upon its audit. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 1990.
The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Principal Accounting Officer, General Counsel, Vice President of Internal Audit and KPMG (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.
Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, with the SEC, the Audit Committee:
•Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.
•Reviewed and discussed with management and KPMG the effectiveness of the Company’s internal controls over financial reporting, including management’s report and KPMG’s attestation report on that topic.
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the required written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. Based upon these communications, the Audit Committee discussed with KPMG its independence from the Company. In considering the independence of KPMG, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors.

Linda M. Breard, Chair
Richard E. Allen
Alexander L. Baum
Kathleen S. Pushor
Girish Rishi
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

Independent Registered Public Accounting Firm Fees and Independence
The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit Committee after the committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2022. Responsibility for this pre-approval may be delegated to one or more members of the Audit Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.
The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2022 and 2021.

KPMG Fees	Years Ended December 31
	2022	2021
Audit fees	$3,441,000	$3,650,000
Audit-related fees	$—	$—
Tax fees	$10,000	$18,000
All other fees	$67,500	$52,000
Total fees	$3,518,500	$3,720,000
Audit Fees.  Consists principally of fees for professional services rendered for the audits of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries.
Audit-Related Fees.  Consists principally of fees related to other assurance reporting, including reporting on examinations of service organization controls. There were no audit-related fees in 2022 or 2021.
Tax Fees.  Consists principally of fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.
All Other Fees.  Consists principally of fees for professional services rendered for the review of a special project and for access to continuing professional education tools.
The Audit Committee determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2022 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?
These proxy materials are first being distributed on or about April 12, 2023, to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 17, 2023, at 10:00 a.m. MST, at Insight Enterprises, Inc., 2701 E. Insight Way Chandler, Arizona, 85286, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?
At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the ten director nominees named in this proxy statement for a term expiring at the 2024 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our Named Executive Officers, (3) to approve, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation, (4) to approve the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan, and (5) to ratify the appointment of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” “Proposal 3—Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation,” “Proposal 4— Approval of the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan,” and “Proposal 5—Ratification of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (the “Notice”).

Who can attend the Annual Meeting?
Only holders of our common stock as of the close of business on the record date, which was March 29, 2023, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 29, 2023, in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on the record date, which was March 29, 2023, are entitled to notice of, and to vote at, the Annual Meeting. As of March 29, 2023, there were 33,260,459 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?
Stockholders of record can vote in one of four ways:
•By telephone—You may use the toll-free telephone number shown on your proxy card;

•Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;
•By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•In person—You may deliver a completed proxy card at the meeting or vote in person.
Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. CT on Tuesday, May 16, 2023.
If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a legal proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?
If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.
If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?
If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
•Non-Discretionary Items. The election of directors (Proposal 1), the advisory vote to approve Named Executive Officer compensation (Proposal 2), the advisory vote on the frequency of future advisory votes to approve the frequency of future advisory votes to approve named executive officer compensation (Proposal 3), and the vote to approve the Insight Enterprises, Inc. 2023 Employee Stock Plan (Proposal 4) may not be voted on by your broker if it has not received voting instructions.
•Discretionary Items. The ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 5) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?
Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:
•Mailing written notice of revocation or change to our Corporate Secretary at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286;
•Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•Voting in person at the meeting.
Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?
No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?
A representative of the Company will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?
If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?
Proposal 1: Election of director nominees named in this proxy statement. Each of the ten nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on the proposal.

Proposal 2: Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote against the proposal. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.
Proposal 3: Advisory vote on the frequency of future advisory votes to approve named executive officer compensation. The option (i.e., every one year, two years, or three years) that receives the most votes will be considered the preferred option. Abstentions and broker non-votes will not impact the outcome of the proposal.
Proposal 4: Approval of the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote against the proposal. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the vote.
Proposal 5: Ratification of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2023. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote against the proposal. Because brokers can vote on this proposal in their discretion without instructions from beneficial stockholders, there is not expected to be any broker non-votes on this proposal.

Who pays to prepare, mail and solicit the proxies?
We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the Annual Report for the year ended December 31, 2022, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $12,000, plus reimbursement of out-of-pocket expenses, for its services.

OTHER BUSINESS
The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Annual Report on Form 10-K
A copy of our Annual Report is being furnished to stockholders concurrently herewith. Insight will mail without charge, upon written request, another copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 2701 E. Insight Way, Chandler, Arizona 85286. Our Annual Report is also available at http://investor.insight.com/financial-reports/annual-reports.

Householding
Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 2701 E. Insight Way, Chandler, Arizona 85286, or by telephone at (480) 333-3000. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2024 Annual Meeting
Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Insight Enterprises, Inc., One Insight Way, Chandler, Arizona 85286 no later than December 14, 2023. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.
With respect to proposals submitted by a stockholder for consideration at our 2024 Annual Meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us at the above address in accordance with our Amended and Restated Bylaws no earlier than February 17, 2024 nor later than March 18, 2024. With respect to stockholders wishing to recommend nominees for election to the Board at our 2024 Annual Meeting, timely notice of any director nomination must be received by us at the above address in accordance with our Amended and Restated Bylaws no earlier than February 17, 2024, nor later than March 18, 2024. Such notices must contain the information required by our Amended and Restated Bylaws.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act postmarked or transmitted electronically no later than March 18, 2024.

Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto, as well as statements regarding our business strategy and our strategic initiatives. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report (accompanying this proxy statement), and in any of our subsequent filings with the SEC.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2023
The proxy materials for the Company’s annual meeting of stockholders, including our Annual Report for the year ended December 31, 2022, and this proxy statement, are available over the Internet at www.proxypush.com/nsit. The proxy materials are also available by accessing the Company’s website at http://investor.insight.com/financial-reports/annual-reports. Other information on the Company’s website does not constitute part of the Company’s proxy materials.
It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

APPENDIX A
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES NON-GAAP ADJUSTED FINANCIAL MEASURE RECONCILIATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Years Ended December 31,
	2022	2021	2020
Non-GAAP Adjusted Consolidated EFO:
GAAP consolidated EFO	$413.7	$332.1	$271.6
Amortization of intangible assets	32.9	32.0	37.5
Other	20.0	(1.6)	13.3
Non-GAAP Adjusted consolidated EFO	$466.6	$362.5	$322.4

Non-GAAP Adjusted Consolidated Diluted EPS:
GAAP consolidated diluted EPS	$7.66	$5.95	$4.87
Amortization of intangible assets	0.90	0.87	1.06
Amortization of debt discount and issuance costs	—	0.33	0.33
Other	0.55	(0.04)	0.37
Income taxes on non-GAAP adjustments	(0.36)	(0.28)	(0.44)
Impact of benefit from note hedge	0.36	0.27	—
Non-GAAP Adjusted consolidated diluted EPS	$9.11	$7.10	$6.19

Non-GAAP Adjusted INA EFO:
GAAP EFO for North America Segment	$350.4	$268.8	$219.2
Amortization of intangible assets	30.7	29.6	35.0
Other	18.0	(3.1)	9.9
Non-GAAP Adjusted EFO for North America Segment	399.1	295.3	264.1

Non-GAAP Adjusted EMEA EFO:
GAAP EFO for EMEA Segment	$44.3	$46.9	$40.4
Amortization of intangible assets	1.7	2.0	2.1
Other	2.0	1.3	3.1
Non-GAAP Adjusted EFO for EMEA Segment	$48.0	$50.2	$45.6

A-1

APPENDIX A
(continued)

	Years Ended December 31,
	2022	2021	2020
Non-GAAP Adjusted ROIC:
GAAP consolidated EFO	$413.7	$332.0	$271.6
Amortization of intangible assets	32.9	32.0	37.5
Other	20.0	(1.6)	13.3
Non-GAAP Adjusted consolidated EFO	466.6	362.4	322.4
Income tax expense*	121.3	94.2	83.8
Non-GAAP Adjusted consolidated EFO, net of tax	$345.3	$268.2	$238.6

Average stockholders’ equity**	$1,584.1	$1,417.1	$1,224.7
Average debt**	713.3	445.8	556.5
Average cash**	(131.3)	(117.2)	(106.9)
Invested capital	$2,166.1	$1,745.7	$1,674.3

Non-GAAP Adjusted ROIC (from GAAP consolidated EFO)***	14.13%	14.08%	12.00%
Non-GAAP Adjusted ROIC (from non-GAAP consolidated EFO)****	15.94%	15.37%	14.25%

*	Assumed tax rate of 26.0%
**	Average of previous five quarters, excluding the impact of the cumulative effect of a change in accounting principle on retained earnings
***
Computed as GAAP consolidated EFO, net of tax (using an assumed tax rate of 26%) of $107.6 million, $86.3 million, and $70.6 million for the year ended December 31, 2022, 2021 and 2020, respectively, divided by invested capital

****	Computed as non-GAAP Adjusted consolidated EFO, net of tax divided by invested capital
USE OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures (referred to in this proxy statement as Adjusted EFO, Adjusted Diluted EPS and Adjusted ROIC) exclude the items noted above. The Company excludes these items when internally evaluating its results of operations. These non-GAAP measures are used by management to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare the Company’s results to those of the Company’s competitors. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and the Company’s competitors’ results and assist in forecasting performance for future periods. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A-2

APPENDIX B

INSIGHT ENTERPRISES, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE DATE: May 17, 2023
APPROVED BY STOCKHOLDERS: May 17, 2023
EXPIRATION DATE: May 17, 2033

ARTICLE 1
ESTABLISHMENT; PURPOSE; GLOSSARY

1.1 ESTABLISHMENT. Insight Enterprises, Inc. (the “Company”), hereby establishes the Insight Enterprises, Inc. Employee Stock Purchase Plan (the “Plan”). The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted, and construed consistent with that intent. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment for the Stock purchases made pursuant to the Plan, nor does the Company make any representation that it will maintain the qualified status of the Plan.

1.2 PURPOSE. The purpose of the Plan is to encourage and enable Eligible Employees of the Company and its Designated Subsidiaries to purchase Stock through accumulated payroll deductions.

1.3 GLOSSARY. Capitalized terms used but not otherwise defined in the Plan shall have the meanings set forth in the attached Glossary, which is incorporated into and made part of the Plan.

ARTICLE 2
EFFECTIVE DATE; EXPIRATION DATE

2.1 EFFECTIVE DATE. The Plan was adopted by Board on March 31, 2023, but shall not become effective until the date on which it is approved by the Company’s stockholders at the Company’s 2023 Annual Meeting (the “Effective Date”). Subject to the stockholder approval described in the preceding sentence, this Plan shall apply to the Offering Period beginning on August 18, 2023.

2.2 EXPIRATION DATE. Unless sooner terminated pursuant to Section 11.1, the Plan will expire on, and no Option may be granted pursuant to the Plan after, the tenth (10th) anniversary of the Effective Date.

ARTICLE 3
ADMINISTRATION

3.1 COMMITTEE. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all of the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.

3.2 AUTHORITY OF COMMITTEE. Subject to the provisions of this Plan and Applicable Laws, the Committee shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of this Plan including, but not limited to, the power to: (i) interpret this Plan and adopt rules and regulations it deems appropriate to implement this Plan including amending any outstanding Options as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of this Plan; (ii) establish the length and timing of Offering Periods; (iii) establish minimum and maximum contribution rates; (iv) establish new or changing existing limits on the number of shares of Stock a Participant may elect to purchase with respect to any Offering Period if such limits are announced prior to the beginning of an Offering Period; (v) adopt such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries to allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the United States, including determining which Eligible Employees are eligible to participate in the other sub-plans established by the Committee; (vi) correct any defect or supply any omission or reconcile an inconsistency or ambiguity existing in this Plan; and (vii) make all other decisions or determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan. To the extent permitted by Applicable Laws, the Committee may delegate any authority granted to it pursuant to the Plan.

3.3 DECISIONS BINDING. The Committee’s interpretation of the Plan or any Options granted pursuant to the Plan and all decisions and determinations by the Committee with respect to the Plan and any Option are final, binding, and conclusive on all parties. Any action authorized to be taken by the Committee pursuant to the Plan may be taken or not taken by the Committee in the exercise of its discretion as long as such action or decision not to act is not inconsistent with a provision of this Plan or Applicable Laws.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 10.1, the total number of shares of Stock reserved and available for purchase and delivery under this Plan shall be 1,750,000. If any Option granted under this Plan shall terminate without having been exercised, the Stock not purchased under such Option shall again be available for issuance under this Plan.

4.2 OVERSUBSCRIBED-OFFERINGS. If the total number of shares of Stock to be purchased by Participants on the last day of an Offering Period exceeds the total number of shares then reserved and available for purchase and delivery under this Plan, the Committee shall make a pro rata allocation of any shares that may be issued under this Plan in as uniform and equitable a manner as is reasonably practicable. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of shares to be purchased under the Participant’s Option.

4.3 APPLICABLE LAW RESTRICTIONS. If the Committee determines that some or all of the shares of Stock to be purchased by Participants as of the end of any Offering Period would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Committee may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4.4 STOCK DISTRIBUTED. The shares of Stock reserved for purchase and delivery under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Stock purchased on the open market.

ARTICLE 5
GRANT OF OPTIONS; LIMITATIONS

5.1 GRANT OF OPTION. On each Offering Commencement Date, each Participant will automatically be granted an Option to purchase as many whole shares of Stock as the Participant will be able to purchase with the payroll deductions credited to his or her Account during the Offering Period; provided, however, that the total number of shares of Stock that may be purchased by any Participant on any Purchase Date shall not exceed the Maximum Offering.

5.2 LIMIT ON NUMBER OF SHARES PURCHASED. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under this Plan if such Option would permit the Participant to accrue rights to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and its Designated Subsidiaries at a rate which exceeds $6,250 of the Fair Market Value of such shares (determined at the time such Options are granted) during any one Offering Period, not to exceed $25,000 in any one calendar year in which such Options are outstanding at any time.

5.3 FIVE PERCENT OWNER AND OTHER LIMITS. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under this Plan if the Participant (or any other person whose stock would be attributed to the Participant under Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Stock of the Company or any of its Subsidiaries.

ARTICLE 6
PARTICIPATION; ENROLLMENT

6.1 ELIGIBLITY. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the Enrollment Period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period.

6.2 PARTICIPATION. An Eligible Employee may become a Participant for an Offering Period by completing an enrollment form and submitting the form to the Company (or the Company’s designee), or by following an electronic or other enrollment process prescribed by the Committee, during the Enrollment Period prior to the beginning of an Offering Period to which it relates. The enrollment form shall contain the payroll deduction authorization described in Article 7. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment form and all subsequent Offering Periods until: (i) it is terminated pursuant to Article 8; (ii) it is modified by submitting another enrollment form in accordance with this Section 6.3; (iii) an election is made pursuant to Section 7.4 to decrease payroll deductions during an Offering Period; or (iv) the Participant becomes ineligible to participate in the Plan.

6.3 AUTOMATIC RE-ENROLLMENT. Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the same rate of payroll deductions in effect on the last Trading Day of the prior Offering Period, unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan. Notwithstanding the foregoing, the Committee may require the current Participants to complete and submit a new enrollment form or complete an electronic or other enrollment process at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

ARTICLE 7
PAYROLL DEDUCTIONS

7.1 GENERAL. Each enrollment form shall contain a payroll deduction authorization pursuant to which the Participant elects to have a whole percentage of Eligible Compensation between 1% and 10% deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of shares of Stock under the Plan.

7.2 COMMENCEMENT. Payroll deductions shall begin on the first payroll date following the Offering Commencement Date of the first Offering Period to which the enrollment form relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 6.3. Participants shall not be permitted to make any separate cash or other payments into their Account for the purchase of shares of Stock pursuant to the offering.

7.3 CHANGES IN PAYROLL DEDUCTIONS. A Participant may increase or decrease the rate of his or her payroll deductions on one occasion during any Offering Period by submitting a form prescribed by the Company (or the Company’s designee) provided however that if such Participant reduces his or her payroll deductions to zero, such change shall be considered a withdrawal and must comply with the requirements set forth in Section 8.1. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offering Periods as provided in Section 6.3 unless the Participant: (i) submits a new enrollment form for a later Offering Period as provided in Section 6.2; (ii) decreases his or her payroll deductions for a later Offering Period as provided in this Section 7.3; (iii) withdraws from the Plan in accordance with Section 8.1; or (iv) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

7.4 INSUFFICIENT PAYROLL DEDUCTIONS. If, in any Offering Period, a Participant has no Eligible Compensation or his or her Eligible Compensation is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then the Participant will be withdrawn from the Offering Period and the Participants’ entire Account shall be refunded in cash as soon as practicable thereafter. A Participant who is withdrawn from any Offering Period pursuant to this Section 7.4 is not eligible to re-enroll in the Plan for a period of ninety (90) days following the date of such withdrawal.

7.5    COMPANY ADJUSTMENTS OF PAYROLL DEDUCTIONS. Notwithstanding anything in the Plan to the contrary, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Code Section 423(b)(8) and the limitations described in Article 5. Payroll deductions will recommence and be made in accordance with the Participant’s payroll deduction as in effect prior to such Company adjustment starting with the next Offering Period (or such later time as determined necessary by the Committee) unless the Participant: (i) is withdrawn from the Plan in accordance with Section 7.4; (ii) withdraws from the Plan in accordance with Section 8.1; or (iii) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

ARTICLE 8
WITHDRAWALS FROM OFFERING PERIOD

8.1 WITHDRAWAL PROCEDURE. A Participant may withdraw from any Offering Period after the Offering Commencement Date, in whole but not in part, by submitting a prescribed form of withdrawal notice to the Company (or the Company’s designee) at least fifteen (15) days prior to the Purchase Date. If a Participant withdraws from an Offering Period, payroll deductions shall cease as soon as administratively practicable thereafter and the Participant’s Option for the Offering Period will automatically be terminated. The Participant’s entire Account balance for such Offering Period shall be refunded in cash as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period is irrevocable.

8.2 IMPACT OF WITHDRAWAL ON SUCCEEDING OFFERING PERIODS. If a Participant withdraws from any Offering Period pursuant to Section 8.1, no payroll deductions will be made during any succeeding Offering Period unless the Participant re-enrolls by timely submitting a new enrollment form in accordance with Section 6.1. Notwithstanding any Plan provision to the contrary, a Participant who withdraws from any Offering Period pursuant to Section 8.1 is not eligible to re-enroll in the Plan for a period of ninety (90) days following the date on which the Participant submits his or her withdrawal notice pursuant to Section 8.1.

8.3 TERMINATION OF EMPLOYMENT. In the event of a Participant’s Termination of Employment, any outstanding Option held by the Participant shall immediately terminate. The Participant shall be withdrawn from the Plan and the Participants’ entire Account shall be refunded in cash as soon as practicable thereafter.

8.4 DEATH. If a Participant dies, any outstanding Option held by the Participant shall immediately terminate. The Participant shall be withdrawn from the Plan and the Participant’s entire Account shall be remitted in cash as soon as practicable thereafter to the executor, administrator or other legal representative of the Participant’s estate or, if the Committee permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation was submitted to the Company (or its designee) prior to the Participant’s death.

ARTICLE 9
STOCK PURCHASES

9.1 GENERAL. On each Purchase Date, and subject to the limitations set forth in Article 5 and Article 6, the Committee shall cause the amount credited to each Participant’s Account to be applied to purchase as many whole shares of Stock pursuant to the Participant’s Option as possible at the Purchase Price Per Share. In no event may shares be purchased pursuant to an Option more than twenty-seven (27) months after the Offering Commencement Date of such Option. The amount applied to purchase shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts that remain credited to the Participant’s Account on the Purchase Date for any Offering Period shall be carried forward to the next Offering Period, unless the Participant: (i) is withdrawn from the Plan in accordance with Section 7.4; (ii) withdraws from the Plan in accordance with Section 8.1; or (iii) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

9.2 DELIVERY OF SHARES. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Stock purchased upon the exercise of the Participant’s Option in the form and manner determined by the Committee.

9.3 INTEREST ON PAYMENTS. No interest shall be paid on sums withheld from a Participant’s pay for the purchase of shares of Stock under the Plan unless otherwise determined by the Committee.

9.4 OPTIONS NOT TRANSFERABLE. A Participant’s Option may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns or transfers his or her Options in violation of this Section 9.4, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

9.5 STATEMENTS. Each Participant will be provided with a statement at least annually which shall set forth the total amount of payroll contributions made to the Plan, the Purchase Price Per Share of any shares of Stock purchased with such accumulated funds, the number of shares of Stock purchased and any payroll deduction amounts remaining in the Participant’s Account.

ARTICLE 10
CHANGES IN CAPITAL STRUCTURE

10.1 ADJUSTMENTS. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Stock, or any similar corporate transaction or event in respect of the Stock, the Committee shall make a proportionate adjustment in: (i) the number and class of shares of Stock made available for purchase pursuant to Section 4.1, and any other similar numeric limit expressed in the Plan; (ii) the number, amount and class of Stock subject to any then-outstanding Options; (iii) the Purchase Price Per Share of any then-outstanding Options; and/or (iv) any other terms of this Plan or any then-outstanding Option that are affected by the event. Any adjustments made pursuant to this Section 10.1 shall be made in manner consistent with the requirements of Applicable Laws, including, without limitation, Section 423 and Section 424 of the Code.

10.2 MERGER OR LIQUIDATION OF THE COMPANY. If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding Stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or if the Company is liquidated, then all outstanding Options under the Plan shall be automatically exercised immediately prior to the consummation of such transaction by causing all amounts credited to each Participant’s Account to be applied to purchase as many shares of Stock, subject to the limitations set forth in Article 5 and Article 6.

10.3 ACQUISITIONS OR DISPOSITIONS. The Committee may, in its discretion and in accordance with the principles set forth in Section 423 of the Code, create special Offering Periods for individuals who become Participants solely in connection with the acquisition of another company or business, by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, be subject to such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 11
AMENDMENT AND TERMINATION

11.1 AMENDMENT AND TERMINATION. The Committee may, at any time and from time to time, terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to the approval of the stockholders to the extent necessary to comply with any Applicable Laws, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded. To the extent permitted by Applicable Laws, the Committee may delegate to any officer of the Company the authority to approve non-substantive amendments to the Plan. Upon termination of the Plan, any outstanding Offering Periods and the Options granted thereto shall be terminated and the amounts held in each affected Participant’s Account shall be refunded in cash as soon as practicable thereafter.

11.2 OPTIONS PREVIOUSLY GRANTED. No amendment or termination of the Plan shall adversely affect any Option previously granted under the Plan, unless required by Applicable Law.

ARTICLE 12
GENERAL PROVISIONS

12.1 EQUAL RIGHTS AND PRIVILEGES. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Participants who are granted Options under the Plan shall have the same rights and privileges.

12.2 NO STOCKHOLDER RIGHTS. A Participant will not be a stockholder with respect to shares of Stock subject to any Option, and he or she shall not have any rights or privileges of a stockholder, until shares of Stock have been issued following the exercise of the Option by the Participant.

12.3 NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

12.4 APPLICATION OF FUNDS. All funds received by the Company in payment for shares of Stock under the Plan and held by the Company at any time may be used for any valid corporate purpose.

12.5 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.6 TITLES AND HEADINGS. The titles and headings of the Articles and Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.7 FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether refunds shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

12.8    CONDITIONS UPON ISSUANCE OF SHARES. Shares of Stock will not be issued pursuant to the Plan unless the exercise of an Option and the issuance and delivery of any shares of Stock purchased pursuant to such exercise, will comply with all Applicable Laws, domestic or foreign, including without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to approval of counsel for the Company with respect to such compliance. The Company may, in its discretion, postpone the issuance or delivery of any or all shares of Stock upon exercise of any Option until completion of such registration or qualification of such Stock or other action as may be required under any Applicable Laws or other required action with respect to any stock exchange upon which the Stock or other Company securities are designated or listed, or to ensure compliance with any other contractual obligation of the Company, as the Company may consider appropriate. The Company, in its discretion, may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with Applicable Laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

12.9    CHOICE OF LAW AND VENUE. The Plan, any Options or shares of Stock subject to the Plan, and all determinations made and taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Arizona without giving effect to the principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Arizona.

12.10 INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.11 NOTICE OF DISQUALIFYING DISPOSITION. By participating in the Plan, each Participant agrees that he or she shall notify the Company if the Participant disposes of any shares of Stock in a “disqualifying disposition” as described in Section 422 of the Code. Such notice must be provided within fifteen (15) days following the date of the disqualifying disposition and must include the date or dates of the disposition, the number of shares of Stock subject to the disposition, and the consideration received, if any, for the shares of Stock. Upon request by the

Company, the Participant shall forward to the Company the minimum amount necessary to satisfy any federal, state or local taxes as are required by law to be withheld upon the disqualifying disposition. If requested by the Company, the Participant also agrees to forward to the Company any amounts necessary to satisfy any other applicable taxes or assessments that may be incurred as a result of the disqualifying disposition.

12.12 SECTION 423 OF THE CODE. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

12.13 STOCKHOLDER APPROVAL. The Plan shall be subject to the approval by the stockholders of the Company within twelve (12) months before or after the date on which the Plan is adopted by the Board.

12.14 SEVERABILITY. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or enforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

12.15 ENTIRE PLAN. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

INSIGHT ENTERPRISES, INC.

By:

Print Name:

Its:

GLOSSARY

(a)    “Account” means a notional bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing shares of Stock under the Plan.

(b)    “Applicable Laws” means all applicable laws, rules, regulations, and requirements, including but not limited to, United States state corporate laws, United States federal and state securities laws, including but not limited to the Exchange Act and the Securities Act, the Code, the rules of any stock exchange or quotation system of which the Stock is then listed or quoted, and the applicable laws, rules regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means a committee appointed by the Board to administer the Plan.

(f)    “Company” means Insight Enterprises, Inc. and any successor corporation.

(g)    “Designated Subsidiary” means any Subsidiary designated by the Committee from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees.

(h)    “Eligible Compensation” means the fixed salary or base wages, commissions and any bonuses paid to a Participant through the Company’s or a Designated Subsidiary’s payroll system for services actually rendered in the course of employment. Eligible Compensation shall be limited to amounts received by the Participant during the period he or she is participating in the Plan. Eligible Compensation does not include any other form of compensation including but not limited to, fringe benefits (including car allowances and relocation payments), employee discounts, stock-based compensation, income from stock option exercises or the vesting or settlement of other equity awards, overtime pay, severance pay, expense reimbursements or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan, or any other welfare or retirement plan).

(i)    “Eligible Employee” means all employees of the Company and all employees of any Designated Subsidiary. Notwithstanding the foregoing, the following employees of the Company and its Designated Subsidiaries shall not be eligible to participate in the Plan: (1) employees who are citizens or residents of a foreign jurisdiction if the grant of an Option under this Plan is prohibited under the laws of such foreign jurisdiction; and (2) employees who are citizens or residents of a foreign jurisdiction in which compliance with the laws of such foreign jurisdiction would cause this Plan to violate Section 423 of the Code.

(j)    “Enrollment Period” means the period of time prescribed by the Committee during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or otherwise modified by the Committee from time to time.

(k)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(l)    “Fair Market Value” means, as of any Purchase Date, the closing price for the Stock as reported on the NASDAQ (or any other exchange upon which the Stock is then listed) on such Purchase Date or, if no price is reported for the Purchase Date, the closing price on the immediately preceding Trading Day for which such price was reported.

(m)    “Maximum Offering” means the maximum number of shares of Stock that may be issued to each Participant under the Plan during any Offering Period. Unless otherwise determined by the Committee, the Maximum Offering during any single Offering Period shall be one hundred twenty-five (125) shares of Stock (subject to adjustment in accordance with Article 10 and the limitations set forth in Section 4.1).

(n)    “Offering Commencement Date” means the first business day of each Offering Period.

(o)    “Offering Period” means the period established in advance by the Committee during which payroll deductions are collected to purchase shares of Stock pursuant to this Plan. Each Offering Period shall last approximately ninety (90) days and shall begin on the first Trading Day on or after February 18, May 18, August 18, and November 18 of each year, provided that, subject to Section 2.1, the first Offering Period for which the Plan shall apply is the Offering Period beginning on August 18, 2023. The duration and timing of Offering Periods may be changed pursuant to Section 3.2 and Section 10.3 of the Plan.

(p)    “Option” means the right granted to Participants to purchase shares of Stock pursuant to an offering made under the Plan.

(q)    “Participant” means an Eligible Employee who has elected to participate in the Plan pursuant to Section 6.2.

(r)    “Plan” means this Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan, as it may be amended from time to time.

(s)    “Purchase Date” means the last Trading Day of each Offering Period.

(t)    “Purchase Price Per Share” means 95% of the Fair Market Value of one share of Stock on the Purchase Date. The Committee may adjust the Purchase Price Per Share prior to the beginning of any Offering Period provided that the Purchase Price Per Share shall never be less than 85% of the Fair Market Value of one share of Stock on the Purchase Date.

(u)    “Securities Act” means the Securities Act of 1933, as amended.

(v)    “Stock” means the common stock of the Company or any security that may be substituted for Stock or into which Stock may be changed pursuant to Article 10.

(w)    “Subsidiary” means any corporation (other than the Company) that, pursuant to Section 424(f) of the Code, is included in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(x)    “Termination of Employment” or “Terminates Employment” means the cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including resignation, discharge, death, disability, retirement or the disaffiliation of a Subsidiary. An Employee will not be deemed to have a Termination of Employment on account of sick leave, military leave or any other leave of absence approved by the Committee; provided that such leave is for a period of not more than three (3) months.

(y)    “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.